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SBA Communications Corporation 8051 Congress Avenue Boca Raton, Florida 33487

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

April 12, 2023

Dear Shareholder:

It is my pleasure to invite you to attend SBA Communications Corporation’s 2023 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 25, 2023, at 10:00 a.m. local time at our corporate office, located at 8051 Congress Avenue, Boca Raton, Florida 33487. At the meeting, you will be asked to:

1.	Elect three directors, Steven E. Bernstein, Laurie Bowen and Amy E. Wilson, each for a three-year term expiring at the 2026 Annual Meeting of Shareholders.

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2023 fiscal year.

3.	Approve, on an advisory basis, the compensation of our named executive officers.

4.	Approve, on an advisory basis, the frequency of future advisory votes on the compensation of our named executive officers.

5.	Transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

You are receiving this proxy statement because you own shares of our Class A common stock that entitle you to vote at the 2023 Annual Meeting of Shareholders. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the Annual Meeting. Only shareholders of record as of the close of business on March 24, 2023 may vote at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting, regardless of the number you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 25, 2023.

Sincerely,

Steven E. Bernstein

Chairman of the Board

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 12, 2023.

SBA’s proxy statement and annual report are available online at www.edocumentview.com/SBAC.

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PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement and does not contain all information that you should review and consider. Please read the entire proxy statement with care before voting.

2023 Annual Meeting of Shareholders

Date and Time:	Thursday, May 25, 2023, at 10:00 a.m. local time
Place:	8051 Congress Avenue, Boca Raton, Florida 33487
Record Date:	March 24, 2023
Voting:	Each share of SBA Class A common stock outstanding at the close of business on the record date has one vote on each matter that is properly submitted for a vote at the annual meeting.

Proposals and Board Recommendations

Proposal	Board Recommendations

Proposal 1: Election of Directors (page 8)	FOR each director nominee

Proposal 2: Ratification of EY as Auditors (page 75)	FOR

Proposal 3: Advisory Vote on Executive Compensation (page 79)	FOR

Proposal 4: Advisory Vote on Frequency of Future Votes on Executive Compensation (page 80)	1 YEAR

2022 FINANCIAL AND OPERATIONAL HIGHLIGHTS

In 2022, SBA continued to deliver strong financial and operational results. We deployed over $2 billion of capital through (i) portfolio expansion, with the addition of over 5,000 towers, (ii) meaningful dividend growth and (iii) opportunistic share repurchases. In addition, we improved our balance sheet and liquidity position and posted industry leading tower cash flow and Adjusted EBITDA margins. Highlights include:

(dollars in millions)	2020	2021	2022
Total revenue	$2,083	$2,309	$2,633
Net Income	$24	$238	$460
AFFO(1)	$1,070	$1,193	$1,340
Tower Count	32,923	34,177	39,311

Adjusted EBITDA(1) (in millions)	AFFO Per Share(1) (in dollars)	Tower Cash Flow(1) (in millions)

(1)	See the reconciliations of these Non-GAAP financial measures in Appendix A to this proxy statement.

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PROXY SUMMARY

In 2022, we returned approximately $738.4 million in capital to our shareholders through the payment of $306.8 million in aggregate dividends during 2022 and the repurchase of approximately 1.3 million shares of our Class A common stock.

This performance has contributed to our ability to create significant shareholder value as we delivered 76% Total Shareholder Return (“TSR”) for the five years ended December 31, 2022. As the chart below demonstrates, our TSR over that period materially surpassed the TSR of our large public tower company peer group (approximately 56%) and significantly exceeded the TSR of the S&P 500 Index (approximately 57%) and the FTSE NAREIT All Equity REITs Index (approximately 24%).

Total Shareholder Returns

For more information relating to SBA’s financial performance, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2023.

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PROXY SUMMARY

Proposal 1 – Election of Directors (page 8)

Board Composition

The director nominees and the continuing directors of our Board of Directors (the “Board”) are balanced with a mix of skills, experience, diversity and perspectives. See page 8 for more information.

Governance Highlights

Effective Board Leadership and Independent Oversight

>  All directors other than our CEO are independent. (Page 22)

>  Independent Chair and Lead Independent Director ensure independent oversight. (Page 17)

>  Balanced Board with diversity of skills and experience. (Page 8)

>  Board refreshment has resulted in three independent directors elected since 2015 and two new independent nominees in 2023. (Page 22)

>  Board risk oversight and assessment. (Page 24)

>  Board conducts annual self-evaluation of the Board, its Committees and each director to determine effective functioning. (Page 22)

>  Independent directors regularly meet in executive session with the Lead Independent Director presiding. (Page 22)

>  Succession planning process for Board members and executives. (Page 23)

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PROXY SUMMARY

Strong Governance Policies

>  Directors and officers are subject to robust stock ownership guidelines. (Page 53)

>  Majority voting standard and director resignation policy in uncontested elections. (Page 11)

>  Executives prohibited from pledging shares that are subject to the stock ownership requirements. (Page 16)

>  Directors and officers are strictly prohibited from hedging any shares beneficially owned. (Page 16)

Commitment to Shareholders and Other Stakeholders

>  Meaningful proxy access right for shareholders. (Page 21)

>  Proactive shareholder engagement program. (Page 4)

>  Strong commitment to corporate social responsibility and sustainability initiatives, including sustainable business practices. (Page 5)

Shareholder Engagement

We believe that shareholder engagement remains a key driver of our continued success. We engage with our shareholders on a regular basis through our active engagement program led by management and our Board. Through our engagement, we solicit shareholder views on matters including business strategy, corporate governance, executive compensation, environmental and social initiatives and other important topics. We use this feedback to assist SBA and the Board with matters requiring a broader shareholder perspective. We also listen to the feedback our shareholders provide through the annual say on pay advisory votes on our executive compensation. We have established a variety of communication channels to best accommodate our shareholders, facilitating effective discussions and feedback.

During the 2022-2023 shareholder engagement season, we continued to focus our shareholder engagement on understanding the views of our shareholders on a variety of environmental, social and governance (ESG) issues as well as executive compensation matters. During this period, we reached out to shareholders representing approximately 65% of the common stock held by our top 20 shareholders at the time of such request. As a result, we exchanged correspondence and held meetings with our top 10 shareholders representing approximately 40% of our outstanding common stock. Our Lead Independent Director and/or our Chair of our Nominating and Corporate Governance Committee (the “NCG Committee”) participated in substantially all of these meetings. Our shareholder engagement included discussions of a variety of ESG issues, including:

What We Heard	How We Responded

Shareholders supported science-based targets (SBTs) in developing climate-related initiatives.	We committed to setting near-term SBTs in connection with our SBT initiatives to reduce our Scope 1, Scope 2 and Scope 3 emissions.

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PROXY SUMMARY

What We Heard	How We Responded

Shareholders supported renewable energy procurement initiatives and resource efficiency initiatives.	Over the past three years, we have invested more than $18 million on energy efficiency programs alone, including LED office and tower lighting retrofits—and have seen material energy savings. We have also capitalized on the increasing availability of hybrid and electric commercial vehicles, new technologies to reduce the fuel consumption of our vehicle fleet and have leveraged on-tower site renewable energy storage to further reduce the environmental impact of our portfolio.

Shareholders supported board oversight over ESG-related issues, such as Diversity, Equity and Inclusion (DEI) matters and Board composition.	Our NCG Governance Committee has oversight over our ESG initiatives, including progress on DEI strategies and receives regular reports from management on our sustainability program and initiatives.

Our engagement with a number of leading sustainability rating agencies and data aggregators reflects our sustained efforts to evolve with best practices and implement feedback from our shareholders. We also recognize the increasing importance of assessing and disclosing material climate-related risks and opportunities. Our Task Force on Climate-related Financial Disclosures (TCFD) report and publication of our third corporate sustainability report demonstrate our continued commitment to meeting our shareholders’ sustainability expectations.

Corporate Social Responsibility and Sustainability

As a leader in wireless communications infrastructure and related solutions, we believe our duties extend beyond the cell site. We are firmly committed to sustainable leadership, benefiting our customers, shareholders, suppliers, employees and the communities in which we operate. We build resilient shared infrastructure for telecommunications networks in both developed and emerging markets, thereby enabling increased access to digital technologies with minimal environmental footprint.

Our sustainability strategy focuses on enacting business practices that are both responsible and drive long-term shareholder value. We believe this is best achieved by upholding the highest ethical standards while considering our impact on the planet, local communities and the economy. Our sustainability strategy and the various improvement programs are governed by the Executive Sustainability Committee, comprised of our President and Chief Executive Officer and members of our executive leadership team, and the Sustainability Steering Group, comprised of senior leaders across our business units. Together with our corporate values, the following core environmental, social and corporate governance pillars help guide and prioritize our corporate social responsibility and sustainability strategy and resources:

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PROXY SUMMARY

In December 2022, we published our third corporate sustainability report illustrating our commitment to continued engagement and communication of our sustainable and responsible business practices to our stakeholders. We invite you to review our sustainability report on our website at www.sbasite.com under “Company/Corporate-Responsibility/Sustainability”.

Our NCG Committee has oversight over our Environmental, Social and Corporate Governance (ESG) initiatives, including our corporate sustainability report. Our NCG Committee has received reports from management on our sustainability program and initiatives at every regularly scheduled meeting of the NCG Committee since it was assigned the oversight responsibility.

The Board of Directors recommends a vote “FOR” each of the director nominees.

Proposal 2 – Ratification of EY as Auditors (page 75)

The Audit Committee of the Board has appointed Ernst & Young LLP to continue to serve as our independent registered public accounting firm for the 2023 fiscal year.

Ernst & Young has served as our independent registered public accounting firm since 2002.

Each year, the Audit Committee evaluates the qualifications, performance and independence of SBA’s independent registered public accounting firm to determine whether to re-engage the same independent registered public accounting firm or whether it should be rotated.

Based on this evaluation, the Audit Committee believes that the continued retention of Ernst & Young is in the best interests of SBA and its shareholders.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2023 fiscal year.

Proposal 3 – Advisory Vote on Executive Compensation (page 79)

Overview of Executive Compensation Practices

We pay for performance. The core of our executive compensation philosophy is that our executives’ pay should be linked to the performance of SBA. Accordingly, our executives’ compensation is heavily weighted toward compensation that is performance-based or equity-based. The compensation of our named executive officers, or NEOs, for 2022 reflects this commitment. Our executives’ compensation for 2022 consisted of a base salary, an annual incentive bonus and long-term equity awards that vest over or at the end of a three-year period. For 2022, 91% of our CEO’s target total compensation and an average of 85% of our other NEOs’ target total compensation was performance-based or equity-based. As a result, our executives only recognize value approaching their target compensation when our shareholders have enjoyed value creation.

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PROXY SUMMARY

Our long-term incentive award program is responsive to our shareholders. Our long-term incentive awards for our senior executives, which we structured following extensive engagement with our shareholders regarding our executive compensation plan design, are performance-based and we do not award stock options as part of our executive compensation program. Our long-term equity incentive awards are (1) two-thirds in the form of three-year performance-based restricted stock units which are earned equally based on our AFFO growth and our relative TSR performance and (2) one-third in the form of time-based restricted stock units.

Our executive compensation policies align our executives’ interests with those of our shareholders.

What We Do	What We Do Not Do

Robust stock ownership guidelines	Limited perquisites

Robust “no-fault” clawback policy that exceeds Dodd-Frank	No acceleration of vesting of equity awards in connection with terminations, absent a change in control

“Double trigger” change in control provisions in employment agreements	No pledging of shares subject to stock ownership requirements

All equity awards include a “double trigger” in a change in control for acceleration	No hedging of shares

Reduced severance multiple, or limited severance if retirement eligible, for termination without cause not associated with change in control	No tax gross-ups on perquisites or change in control benefits

Annual incentive bonus tied to performance metrics designed to deliver long-term growth and drive shareholder value	No pension or supplemental retirement plan benefits

2/3rds of equity awards are performance-based and vest over or at the end of a three-year period; all equity awards have multi-year vesting	No repricing or buy-outs of stock options without shareholder approval

Compensation Committee composed entirely of independent directors	No stock options granted below fair market value

Independent compensation consultants, report directly to Compensation Committee and provide no other services to Company	Equity plan does not permit liberal share recycling

Comprehensive annual assessment of compensation risks	No liberal change in control definition in equity plan or employment agreements

The Board of Directors recommends a vote “FOR” adoption of the resolution approving the compensation of our NEOs, as described in the Compensation Discussion & Analysis section.

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PROXY SUMMARY

Proposal 4 – Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation (page 80)

We are required to hold a vote on the frequency of Say on Pay proposals every six years. At our 2017 annual meeting, our shareholders voted to hold an advisory vote on our executive compensation program every year. Accordingly, we have submitted Say on Pay proposals on the compensation of our named executive officers at every subsequent annual meeting. After careful consideration, our Board recommends that we continue to conduct an advisory vote on executive compensation annually. Our Board believes that a frequency of every year for the Say on Pay vote on executive compensation is the best approach for SBA and our shareholders. An annual advisory vote provides more frequent shareholder feedback to our Board and the Compensation Committee regarding our executive compensation programs and policies.

The Board of Directors recommends a vote for a frequency of “1 YEAR” for future non-binding shareholder votes on compensation of our named executive officers.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Balanced Board with Unique Perspectives

SBA has delivered TSR of 76% over the past five years, significantly surpassing the TSR of 57% delivered by the S&P 500 over that same period, and we believe that the sound stewardship of our Board has played an integral role in our ability to achieve this success. We are committed to ensuring that our Board is made up of directors who bring to the Board a wealth of leadership experience, diverse viewpoints, knowledge, skills and business experience in the substantive areas that impact our business and align with our strategy.

Our Nominating and Corporate Governance Committee, or NCG Committee, regularly reviews the characteristics, skills, background and expertise of the Board as a whole and its individual members to assess those traits against the developing needs of the Board and SBA. SBA is committed to seeking diversity and balance among directors of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise. As the fundamentals of the wireless network ecosystem continue to evolve, SBA has continued to pursue ways to adapt and prosper from the ever-changing landscape and our NCG Committee has sought to expand the perspectives of our Board to provide us guidance and insight on this evolution.

As part of our ongoing board refreshment efforts, we have elected three new directors since 2015 and are nominating in this proxy statement two new independent director nominees. In conducting each of these director searches, our NCG Committee considered the leadership, technical skills and operational experience that we believed would address the Board’s then current needs. For each of these searches, we utilized the services of a professional recruiter who was instructed to conduct an extensive search to (1) identify candidates with the leadership, skills and experience targeted by the NCG Committee from, among other areas, the traditional corporate environment (including different stakeholders in the telecommunications and/or wireless industry), government, academia, private enterprise, non-profit organizations, and professions such as accounting, finance, marketing, human resources, and legal services and (2) ensure that the pool of candidates included diverse candidates with a particular focus on race and gender diversity. We believe that this board refreshment process has successfully allowed us to identify candidates who bring valuable viewpoints, backgrounds, skills, experience, and expertise, while also expanding the racial and gender diversity of our Board. Our three most recent nominations for the Board – Mr. Johnson in 2022, and Ms. Bowen and Ms. Wilson in 2023 – are illustrative of that effort. Mr. Johnson, brought to our Board his extensive experience in serving in senior finance roles at multiple REITs, including currently as Chief Financial Officer of Lamar Advertising Company, a leading outdoor advertising company REIT. Ms. Bowen brings to our Board her leadership experience in the development and execution of growth strategies across global portfolios of several multinational telecommunications companies. Finally, Ms. Wilson brings to our Board extensive corporate governance expertise as a corporate executive of a large publicly-traded company with a wealth of experience in global transactions.

The matrix below sets forth the collective skills and experience that we have identified as being essential for our Board to provide sound stewardship and the relevance of such skill or experience to our long-term value creation. Our NCG Committee seeks to have a Board with unique and balanced perspectives; consequently, we do not expect nor seek for each director to have each skill or experience set forth in the matrix. The skills, experience and background of each of our continuing directors and director nominees, and the characteristics that our NCG Committee and our Board identified in connection with his or her nomination is set forth in the director’s or director nominee’s biography which starts on page 12 of this proxy statement.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  BOARD QUALIFICATIONS AND SKILLS

The table below sets forth, for our director nominees and our continuing directors as a group, the diverse skills, experience and perspective that they bring to our Board and why our NCG Committee believes that the specific skill, experience or perspective is important to an effective SBA Board.

SKILLS/EXPERIENCE/PERSPECTIVE	RELEVANCE TO SBA	DIRECTORS

GLOBAL PERSPECTIVE	Given that we operate in 16 countries across four continents, international experience helps our Board understand and anticipate the opportunities and challenges of our business and contributes to a diversity of perspectives in Board decision-making.	89%

WIRELESS/TECHNOLOGY	Directors with technical knowledge, experience in our industry and experience implementing technology strategies provide the Board operational insight and strengthen the Board’s expertise in evaluating and managing evolving technologies such as mobile edge computing.	56%

SENIOR LEADERSHIP	Significant leadership experience, including serving as a C-Suite or division executive, within a complex organization enhances the Board’s ability to manage risk and oversee operations.	100%

FINANCIAL/ACCOUNTING	Directors with strong financial and accounting backgrounds allow effective oversight and understanding of financial reporting, financing transactions, complex acquisitions and internal controls.	67%

INVESTMENT/CAPITAL ALLOCATION	Directors with experience with debt/capital market transactions and corporate finance experience assist in evaluating our financial vision and capital allocation strategy.	78%

PUBLIC COMPANY BOARD/ CORPORATE GOVERNANCE	Prior public company board and corporate governance experience supports our goals of strong Board and management accountability, transparency, effective oversight and good governance.	100%

RISK MANAGEMENT/ COMPLIANCE	Skills and experience in assessment and management of business and financial risk factors allow the Board to effectively oversee risk management and assist SBA in managing the risks that it encounters.	67%

MERGERS AND ACQUISITIONS/ STRATEGIC INVESTMENTS	As portfolio growth is a vital element in SBA’s long-term growth strategy, experience in evaluating and implementing M&A and strategic investments furthers the Board’s management and oversight of these transactions.	100%

OPERATIONAL/ HUMAN RESOURCES	Directors with operational and human capital experience provide the Board insight into effective recruitment, retention and succession planning.	89%

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  BOARD QUALIFICATIONS AND SKILLS

We seek to have a Board of independent directors that bring to us a wide range of viewpoints and experiences. As discussed later in this proxy statement, we annually evaluate the independence of each of our directors utilizing the definition of “independent director” in the listing rules of the Nasdaq Stock Market.

Our Board consists of independent, unaffiliated directors with a diversity of age, gender and ethnicity and a range of tenure, with our longer-serving directors providing important institutional knowledge and experience and our newer directors bringing fresh perspectives to deliberations. As shown in the Average Tenure chart below, our director nominees and continuing directors, excluding Mr. Bernstein, who founded SBA, and Mr. Stoops, our CEO, have a range of experience and tenure on our Board with an average tenure of 7 years.

Assuming the election of our director nominees, the composition of the Board will be as follows:

As of April 12, 2023, the composition of our Board was as follows:

Board Diversity Matrix (As of April 12, 2023)

Total Number of Directors	9

	Female	Male

Gender Identity

Directors	2	7

Demographic Background

African American or Black	—	1

Asian	1	—

White	1	6

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  DIRECTORS AND DIRECTOR NOMINEES

Our Directors and Directors Nominees

Our Board, upon recommendation of our NCG Committee, has nominated Steven E. Bernstein, a current Class III Director, as well as Laurie Bowen and Amy E. Wilson, to be elected to serve as Class III directors of the Board for a three-year term expiring at the 2026 Annual Meeting of Shareholders or until his or her successor is duly elected and qualified. Each of Mr. Bernstein, Ms. Bowen and Ms. Wilson has consented to serve if elected. Two of our directors, Ms. Russo who has served since 2020, and Mr. Cocroft, one of our longest-serving directors having served on our Board since 2004, advised us that they would not be standing for re-election at this year’s annual meeting. We are extremely grateful for the years of service and insight Ms. Russo and Mr. Cocroft have provided the Board and SBA during their respective tenures.

Our Bylaws permit the Board of Directors to set the size of the Board. At the beginning of 2022, our Board of Directors had eight directors. Following the appointment and election of Mr. Johnson as a Class I director in March 2022, the Board size was expanded and returned to its historical level of nine directors, eight of whom are independent. For the size and scope of our business and operations, we believe a board of approximately this size is appropriate as it is small enough to allow for effective communication among the members but large enough so that we get a diverse set of perspectives and experiences in our board room.

Our Board of Directors is currently divided into three classes. We believe that the classified Board is the most effective way for the Board to be organized because it ensures a greater level of certainty of continuity from year-to-year which provides stability in organization and experience. This continuity and stability is particularly important given the long-term nature of the agreements under which we produce revenue. As a result of the three classes, at each Annual Meeting, directors are elected for a three-year term.

Our Board, current directors and classifications are as follows:

Class I	Class II	Class III

Mary S. Chan	Kevin L. Beebe	Steven E. Bernstein

George R. Krouse, Jr.	Jack Langer	Duncan H. Cocroft*

Jay L. Johnson	Jeffrey A. Stoops	Fidelma Russo*

* Laurie Bowen and Amy E. Wilson have been nominated for election at the Annual Meeting and, if elected, will each serve as a Class III director, with a term expiring at the 2026 Annual Meeting.

Our Bylaws provide that, in uncontested elections, directors will be elected by a majority of the votes cast, and in contested elections, directors will be elected by a plurality of the votes cast. Our Bylaws further provide that a director who is not elected by a majority of the votes cast in an uncontested election must tender his or her resignation to the Board of Directors. The Board of Directors, taking into consideration the recommendation of the NCG Committee, will then decide whether to accept or reject the resignation, or whether other action should be taken.

As discussed above, we believe that each of our continuing directors and director nominees possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to SBA’s success. Our directors and director nominees were nominated because each is of high ethical character, highly accomplished in his or her field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with SBA’s image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Each continuing director’s and director nominee’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  NOMINEES FOR DIRECTOR

Nominees for Director

Class III Director Nominees

For Terms Expiring at the 2026 Annual Meeting

Steven E. Bernstein Director since: 1989 Independent Age: 62 Chair	Mr. Bernstein, our founder, has served as our Chair since our inception in 1989 and was our Chief Executive Officer from 1989 to 2001. Mr. Bernstein is also involved in a number of personal commercial real estate and other types of investments. Mr. Bernstein also serves on the Board of Directors of SpringBig Holdings, Inc., a digital marketing software company. Mr. Bernstein has a Bachelor of Science in Business Administration with a major in Real Estate from the University of Florida. Mr. Bernstein was previously a visiting professor at Lynn University, and serves on the boards of various local charities.

Qualifications. The Board nominated Mr. Bernstein to serve as a director of the Board because of his extensive senior management and operational experience in the wireless communications industry, including as the founder and first President and Chief Executive Officer of SBA.

Laurie Bowen Independent Age: 61	Ms. Bowen is an experienced executive with over thirty years of leadership experience at large multinational telecommunications and technology companies. From 2016 through 2018, Ms. Bowen served as Chief Executive of Telecom Italia Sparkle in the Americas, a subsidiary of the international wholesale arm of Telecom Italia. From 2013 through 2015, she served as CEO, Business Solutions for Cable & Wireless Communications plc. She previously held senior positions at Tata Communications, BT Group plc and IBM. Since July 2015, Ms. Bowen has served as a non-executive director, and since 2020 Chair of the Nomination Committee, for Ricardo, PLC, a global engineering, environmental and strategic consultancy company. Since 2019, Ms. Bowen has served as a non-executive director and Chair of the Compensation committee for Chemring Group PLC, a global company which provides technology products and services to the aerospace, defense and security markets. Chemring Group PLC and Ricardo PLC are listed on the London Stock Exchange. Ms. Bowen previously served as a non-executive director at customer experience technology provider, Transcom Worldwide AB, listed on the Nasdaq Stockholm Exchange.

Qualifications. The Board nominated Ms. Bowen to serve as a director of the Board because of her extensive senior management experience with global telecommunications companies and implementation of growth strategies across international telecommunications portfolios.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  NOMINEES FOR DIRECTOR

Amy E. Wilson Independent Age: 52	Amy E. Wilson is an experienced executive and attorney with over twenty years of corporate leadership and counsel experience within several areas of a worldwide Fortune 100 public company. Since October 2018, Ms. Wilson has served as General Counsel and Corporate Secretary for Dow Inc., a publicly-traded materials science company. From 2015 to 2018, Ms. Wilson served as the Corporate Secretary and Associate General Counsel for Dow. Ms. Wilson joined Dow’s Legal Department in 2000 and held various positions, including serving as Assistant Corporate Secretary and Assistant General Counsel from 2013 to 2015, and Senior Counsel and Assistant Corporate Secretary from 2008 to 2013. Prior to joining Dow, Ms. Wilson was an attorney with Currie Kendall, PLC, where she practiced in the areas of corporate and transactional law. Ms. Wilson currently serves on the Board of Directors for the U. S. Chamber of Commerce and MyMichigan Health and the Board of Trustees for the Charles J. Strosacker Foundation.

Qualifications. The Board nominated Ms. Wilson to serve as a director of the Board because of the breadth of her corporate governance and global transactional experience. The Board also considered her senior management and public company experience.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” each of the director nominees.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  DIRECTORS CONTINUING IN OFFICE

Directors Continuing in Office

Class I Directors

Terms Expire at the 2024 Annual Meeting

Mary S. Chan Director since: 2015 Independent Age: 60 Committees: • Compensation • Nominating and Corporate Governance	Ms. Chan is a telecommunications executive and has over 25 years of extensive global management experience in the telecommunications and wireless technology industries. Ms. Chan co-founded and since February 2016 has served as Managing Partner of VectoIQ, LLC, a consulting firm focused on Smart transportation product and services. From January 2021 to December 2022, Ms. Chan served as President and Chief Operating Officer of VectoIQ Acquisition Corp. II, a special purpose acquisition company. From May 2012 to April 2015, Ms. Chan served as President, Global Connected Consumer & OnStar Service, at General Motors Corporation, where she led the development and execution of General Motors’ strategic global infotainment plans, including the launch of 4G LTE connectivity across its global portfolio of vehicle brands. From September 2009 to March 2012, Ms. Chan served as Senior Vice President and General Manager, Enterprise Mobility Solutions & Services, at Dell Inc., where she helped expand Dell’s mobility product and service offerings. From December 2000 to August 2009, Ms. Chan held various senior vice president positions at Alcatel-Lucent and Lucent Technologies, including the positions of Executive Vice President, President of 4G/LTE Wireless Networks and Executive Vice President, President of Global Wireless Networks. Prior to Alcatel-Lucent/Lucent Technologies, Ms. Chan worked at AT&T Network Systems focusing on product and platform development of 2G and 3G wireless systems. Ms. Chan also serves on the Boards of Directors of CommScope Holding Company, Inc., a global network infrastructure provider, and Magna International Inc., a global automotive parts supplier.

Qualifications. The Board nominated Ms. Chan to serve as a director of the Board because of her extensive experience in the telecommunications and wireless technology industries, including her leadership experience in the development and execution of General Motors’ launch of 4G LTE connectivity across its global portfolio of vehicle brands. The Board also recognized her management experience gained through various senior management positions at large multinational companies.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  DIRECTORS CONTINUING IN OFFICE

Jay L. Johnson Director since: 2022 Independent Age: 46 Committees: • Audit • Nominating and Corporate Governance	Mr. Johnson has served as the Chief Financial Officer, Executive Vice President and Treasurer of Lamar Advertising Company, a leading outdoor advertising company, since October 2019. Prior to joining Lamar Advertising Company, Mr. Johnson served as Executive Vice President and Chief Financial Officer of DiamondRock Hospitality Company, a self-advised real estate investment trust with a portfolio of hotels and resorts, from April 2018 until August 2019, and as Senior Vice President and Treasurer of Host Hotels & Resorts, Inc. (“Host”), a major lodging real estate investment trust and owner of luxury hotels, from April 2015 to March 2018. Prior to his role as Senior Vice President and Treasurer of Host, Mr. Johnson served from 2010 through 2015 in various roles within Host’s corporate finance and treasury group. Prior to joining Host, Mr. Johnson served in various positions at KeyBank Real Estate Capital and at Bank of America. Prior to those roles in banking, he worked with the management consulting practice of Deloitte & Touche LLP and in the investment banking group at Prudential Securities and the industrial markets trading division of Enron Corporation. Mr. Johnson also serves as a member of the board of directors at Newell Brands, Inc., a global consumer goods company.

Qualifications. The Board nominated Mr. Johnson to serve as a director of the Board because of his executive and management experience, financial expertise, and his extensive experience in real estate, REITs and financial services.

George R. Krouse, Jr. Director since: 2009 Independent Age: 77 Committees: • Audit • Nominating and Corporate Governance (Chair)	Mr. Krouse, an attorney, retired in December 2007 after spending 37 years at the law firm of Simpson Thacher & Bartlett LLP, where he practiced in the corporate, capital markets and merger and acquisition areas. While at Simpson Thacher & Bartlett LLP, Mr. Krouse served as Head of the Corporate Department, managing partner and was a member of the Executive Committee of the firm. Mr. Krouse also serves on the Board of Visitors at Duke University School of Law and is a 2002 recipient of the Law School’s Distinguished Alumni Award. In 2006, he was appointed a Senior Lecturing Fellow at Duke University School of Law.

Qualifications. The Board nominated Mr. Krouse to serve as a director of the Board because of his years and depth of experience as a securities and M&A partner at a major law firm, where he counseled large companies on matters of corporate governance, risk oversight, capital markets, general business matters and acquisition transactions, as well as his senior financial and business management experience at this same firm.

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PROPOSAL 1 – ELECTION OF DIRECTORS  >  DIRECTORS CONTINUING IN OFFICE

Class II Directors

Terms Expire at the 2025 Annual Meeting

Kevin L. Beebe Director since: 2009 Independent Age: 64 Committees: • Audit • Compensation	Since November 2007, Mr. Beebe has been President and Chief Executive Officer of 2BPartners, LLC, a partnership that provides strategic, financial and operational advice to investors and management. Previously he was Group President of Operations at ALLTEL Corporation, a telecommunications services company, from 1998 to 2007. From 1996 to 1998, Mr. Beebe served as Executive Vice President of Operations for 360° Communications Co., a wireless communications company. Mr. Beebe also serves on the Boards of Directors of Skyworks Solutions, Inc., a semiconductor company, and Frontier Communications Corporation, a communications company. In addition, Mr. Beebe is a founding partner in Astra Capital, a private equity firm.

Qualifications. The Board nominated Mr. Beebe to serve as a director of the Board because of his executive and management experience, and in particular his extensive experience in telecommunications and technology.

Jack Langer Director since: 2004 Independent Age: 74 Committees: • Compensation (Chair) • Nominating and Corporate Governance Lead Independent Director	Mr. Langer is a private investor. From April 1997 to December 2002, Mr. Langer served as Managing Director and the Global Co-Head of the Media Group at Lehman Brothers Inc. From 1995 to 1997, Mr. Langer served as the Managing Director and Head of Media Group at Bankers Trust & Company. From 1990 to 1994, Mr. Langer served as Managing Director and Head of Media Group at Kidder Peabody & Company, Inc. Mr. Langer previously served on the Board of Directors of CKX, Inc., a publicly traded company engaged in the ownership, development and commercial utilization of entertainment content.

Qualifications. The Board nominated Mr. Langer to serve as a director of the Board because of his management and advisory experience with national and global companies as well as his vast experience in investment banking, including his experience in raising capital for companies and mergers and acquisitions.

Jeffrey A. Stoops Director since: 1999 President, Chief Executive Officer and Director Age: 64	Mr. Stoops joined SBA in April 1997 and has served as a director of SBA since August 1999. Mr. Stoops was appointed Chief Executive Officer effective as of January 2002, President in April 2000, and previously served as our Chief Financial Officer. Mr. Stoops served on the Board of Directors of Custom Truck One Source, Inc., a specialty equipment company, from July 2019 to April 2021.

Qualifications. The Board nominated Mr. Stoops to serve as a director of the Board because of his current and prior senior executive and financial management experience at SBA, his operational knowledge and experience at SBA and his business and competitive knowledge of the wireless infrastructure industry.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has voluntarily adopted Corporate Governance Guidelines. Our Corporate Governance Guidelines describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include director independence, director qualifications, committee membership and structure, shareholder communications with the Board, director compensation and the annual performance evaluation of the Board. Our Corporate Governance Guidelines provide, among other things, that:

>	In the event the Chair is not an independent director, the independent directors of the Board will, upon recommendation of the NCG Committee, appoint a Lead Independent Director;

>	A majority of directors of the Board must be independent as defined by the Nasdaq Listing Standards;

>	No director may serve on more than two public company boards in addition to SBA’s Board without prior consultation with the Chair of the NCG Committee;

>

The Board will have, at all times, an Audit Committee, Compensation Committee and NCG Committee (the “Committees”), and each of their members will be independent as defined by the Nasdaq Listing Standards and applicable SEC rules;

>	The Board will appoint all members of the Committees;

>	The Board will conduct an annual self-evaluation to determine whether it and its Committees are functioning effectively;

>	Each director nominee must agree to tender his or her resignation for consideration by the Board if such director fails to receive a majority of votes cast in any uncontested re-election;

>

No executive officer or director may pledge any shares of SBA’s Class A common stock that count toward satisfying such executive officer’s or director’s ownership requirement as set forth in the Stock Ownership Guidelines; and

>	No executive officer or director may enter into hedging arrangements with respect to any shares of SBA’s Class A common stock.

The NCG Committee reviews our Corporate Governance Guidelines not less than annually, and, if necessary, will recommend changes to the Board. Our Corporate Governance Guidelines are available to view at our website, www.sbasite.com, under the Investor Relations – Corporate Governance section.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, the Board has not adopted a formal policy regarding the need to separate or combine the offices of Chair of the Board and Chief Executive Officer and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for SBA. Currently, SBA separates the positions of CEO and Chair in recognition of the differences between the two roles. The CEO is responsible for the strategic direction of SBA and the day-to-day leadership and performance of SBA, while the Chair provides guidance to the CEO, sets the agenda for the Board meetings and presides over

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meetings of the Board. In addition, SBA believes that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Chair to strengthen the Board’s objective oversight of SBA’s performance and governance standards.

Lead Independent Director

In order to facilitate and strengthen the Board’s independent oversight of SBA’s performance, strategy and succession planning and to uphold effective governance standards, the Board has established the role of a Lead Independent Director. Our Corporate Governance Guidelines only require the appointment of a Lead Independent Director in the event that our Chair is not independent. Although our current Chair, Mr. Bernstein, is “independent” under the Nasdaq Listing Standards, the Board decided to continue to maintain a Lead Independent Director for 2023 as it believes that the Lead Independent Director provides additional perspective and expanded communication among directors. Mr. Langer currently serves as SBA’s Lead Independent Director.

The Lead Independent Director’s duties, which are listed in our Corporate Governance Guidelines, include:

>	presiding at all executive sessions of the independent directors and Board meetings at which the Chair is not present;

>	serving as liaison between the Chair and the independent directors;

>	approving the Board meeting agendas and schedules and the subject matter of the information to be sent to the Board;

>	the authority to call meetings of the independent directors;

>	ensuring he or she is available for consultation and direct communication if requested by major shareholders; and

>	performing such other duties as the Board deems appropriate.

Board Meetings

During 2022, the Board of Directors held a total of six meetings. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board during the period in which he or she was a director and (2) the total number of meetings of all Board committees (“Committees”) on which he or she served during the period in which he or she was a director. It is the policy of the Board of Directors to encourage its members to attend SBA’s Annual Meeting of Shareholders. All members of the Board of Directors in 2022 were present at SBA’s 2022 Annual Meeting of Shareholders.

Board Committees

The Board has three standing Committees: the Audit Committee, the Compensation Committee and the NCG Committee. Copies of the Committee charters of each of the Audit Committee, the Compensation Committee and the NCG Committee setting forth the respective responsibilities of the Committees can be found under the Investor Relations – Corporate Governance section of our website at www.sbasite.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department. Each of the Committees reviews, and revises (if necessary), its respective charter not less than annually.

Each Committee Chair reports on the Committee actions and recommendations at Board of Director meetings.

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CORPORATE GOVERNANCE

AUDIT COMMITTEE Members Duncan H. Cocroft (Chair) Kevin L. Beebe Jay L. Johnson George R. Krouse Jr. Fidelma Russo Number of Meetings in 2022 6

Responsibilities

>  Oversees our accounting and financial reporting processes and the audits of our financial statements.

>  Establishes our audit policies, evaluates the independence of and selects our independent auditors, and oversees the engagement of our independent auditors. The Audit Committee maintains free and open means of communication between our directors, management and the independent auditors.

>  Oversees the performance of our internal audit function, develops controls to ensure the integrity of our financial statements and the quality of disclosure, and monitors our compliance with legal and regulatory requirements.

>  Responsible for monitoring the effectiveness of our information system, cybersecurity and data privacy controls. In connection with such responsibilities, the Audit Committee receives quarterly reports from our Senior Vice President and Chief Information Officer.

>  Establishes procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters.

>  Preparation of Report of the Audit Committee (page 71).

Independence and Financial Expertise

The Board of Directors has determined that each member of the Audit Committee meets the independence requirements under the Nasdaq Listing Standards and the enhanced independence standards for audit committee members required by the SEC.

The Board of Directors has determined that each of Messrs. Beebe, Cocroft and Johnson meets the requirements of an audit committee financial expert under SEC rules. For information regarding the business experience of the members of the Audit Committee, see “Proposal 1 – Election of Directors.”

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COMPENSATION COMMITTEE Members Jack Langer (Chair) Kevin L. Beebe Mary S. Chan Duncan H. Cocroft Number of Meetings in 2022 5

Responsibilities

>  Establishes salaries, incentives and other forms of compensation for our Chief Executive Officer, each of our executive officers (our Executive Vice Presidents) and our Chief Accounting Officer (collectively, the “Officer Group”) and terms of any related employment agreements.

>  Periodic review and recommendations for director compensation.

>  Administers our equity-based compensation plans, including awards under such plans, and our Stock Ownership Guidelines.

>  Oversees and administers our Executive Compensation Recoupment Policy.

>  Reviews the results of any advisory shareholder votes on executive compensation and considers whether to recommend adjustments to our executive compensation policies and practices as a result of such votes.

>  Periodic review of talent development programs, human capital management and succession planning.

>  Preparation of Compensation Committee Report (page 55).

>  The Compensation Committee Chair reports on Compensation Committee actions and recommendations at Board of Director meetings.

Independence

The Board reviewed the background, experience and independence of the Compensation Committee members based primarily on the directors’ responses to questions relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee meets the independence requirements of the Nasdaq Listing Standards, including the heightened independence requirements specific to compensation committee members.

Role of Compensation Consultants and Advisors. The Compensation Committee has the authority, pursuant to its charter, to engage the services of outside legal or other experts and advisors as it in its sole discretion deems necessary and appropriate to assist the Compensation Committee in fulfilling its duties and responsibilities. For 2022, the Compensation Committee selected and retained F.W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, and instructed FW Cook to provide the Compensation Committee with a review of competitive market data for each member of the Officer Group, and to work directly with the Compensation Committee to prepare proposals for 2022 executive compensation and director compensation. FW Cook also assisted with structuring our performance-based equity award program. FW Cook did not perform any services for us other than its services to the Compensation Committee. We believe that the use of independent consultants provides additional assurance that our programs are reasonable and consistent with our objectives. The Compensation Committee reviewed the independence of FW Cook in light of the SEC rules and the Nasdaq Listing Standards regarding compensation consultants and has concluded that FW Cook’s work for the Compensation Committee during 2022 did not raise any conflict of interest and that FW Cook is independent.

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CORPORATE GOVERNANCE

Role of Management and Delegation of Authority. As more fully discussed under “Compensation Discussion and Analysis – Evaluating Compensation Program Design and Relative Competitive Position,” our CEO provides the Compensation Committee with (1) evaluations of each named executive officer, including himself, and (2) recommendations regarding base salary levels for the upcoming year for each named executive officer (other than himself), an evaluation of the extent to which the named executive officer met his annual incentive plan bonus target, and the aggregate total long-term incentive value that each named executive officer (other than himself) should receive. Our CEO typically attends all regularly-scheduled Compensation Committee meetings to assist the Compensation Committee in its discussion and analysis of the various agenda items, and is generally excused from the meetings as appropriate, including for discussions regarding his own compensation. The Compensation Committee may delegate to SBA’s management the authority to administer incentive compensation and benefit plans provided for employees, as it deems appropriate and to the extent permitted by applicable laws, rules, regulations and Nasdaq Listing Standards.

Compensation Committee Interlocks and Insider Participation. During 2022, Ms. Chan and Messrs. Beebe, Cocroft and Langer served as members of the Compensation Committee, and none of these directors is or has been an officer or employee of SBA. During 2022, none of our executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee, and none of our executive officers served as a member of the compensation committee of another entity, whose executive officers served as a member of our Board.

There were no transactions during the 2022 fiscal year between SBA and any of the directors who served as members of the Compensation Committee for any part of the 2022 fiscal year that would require disclosure by SBA under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Members George R. Krouse, Jr. (Chair) Mary S. Chan Jay L. Johnson Jack Langer Fidelma Russo Number of Meetings in 2022 5

Responsibilities

>  Solicits, considers, recommends and nominates candidates to serve on the Board under criteria adopted by it from time to time.

>  Nominates the Lead Independent Director in the event the Chair is not an independent director.

>  Recommends to the Board whether to accept or reject the resignation tendered by a director who failed to receive a majority of votes cast in any uncontested re-election.

>  Advises the Board with respect to Board composition and procedures and Committee composition, function, structure, procedures and charters.

>  Oversees periodic evaluations of the Board, the Committees and directors, including establishing criteria to be used in connection with such evaluations.

>  Reviews and reports to the Board on a periodic basis with regard to matters of corporate governance.

>  Develops and reviews succession planning for Board members and executive officers.

>  Oversees our ESG initiatives and reporting, including our corporate sustainability report.

>  Considers and recommends to the Board the approval of any waivers to SBA’s Code of Conduct (as defined below) for a director or executive officer.

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Consideration of Director Nominees. The NCG Committee considers possible candidates for nominees for directors from many sources, including management and shareholders. The NCG Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the NCG Committee, in accordance with the Criteria for Nomination to the Board of Directors, which is attached as Annex A to the NCG Committee charter. The NCG Committee Charter requires, and the Criteria for Nomination provides, that, when considering nominees for the Board, the NCG Committee should seek to provide a diversity and balance among directors of race, gender, geography, thought, viewpoints, background, skills, experience and expertise. The Criteria for Nomination to the Board of Directors contains the following requirements, among others, for suitability:

>	high ethical character and a reputation that is consistent with SBA’s reputation;

>	superior credentials;

>	current or prior experience as a CEO, President or CFO of a public company or leading a complex organization;

>	relevant expertise and experience;

>	the number of other boards (and their committees) on which a candidate serves;

>	the ability to exercise sound business judgment; and

>	the lack of material relationships with competitors or other third parties that could present realistic possibilities of conflict of interest or legal issues.

The NCG Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to SBA’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the NCG Committee or the Board decides not to re-nominate a member for re-election, the NCG Committee identifies the desired skills and experience of a new nominee in light of the Criteria for Nomination. Current members of the NCG Committee and Board are polled for suggestions as to individuals meeting the Criteria for Nomination of the NCG Committee.

From time to time, the NCG Committee has engaged, and may in the future engage, the services of executive search firms to assist the NCG Committee and the Board of Directors in identifying and evaluating potential director candidates. The NCG Committee Charter requires that any search firm retained to assist the NCG Committee in seeking candidates for the Board be instructed to seek to include diverse candidates in terms of the Criteria for Nomination from, among other areas, the traditional corporate environment, government, academia, private enterprise, non-profit organizations, and professions such as accounting, finance, marketing, human resources, and legal services.

Shareholder Nominations of Director Candidates. Our Bylaws permit an eligible shareholder or group of eligible shareholders of any size to nominate up to 25% of our board of directors for inclusion in our proxy statement if they have continuously owned at least 3% of our Class A common stock for at least three years. However, candidates who were previously nominated by shareholders for any of the two most recent annual meetings and who received less than 20% of the total votes cast at any of those annual meetings are not eligible to be nominated utilizing the proxy access provisions. Shareholders who wish to nominate directors for inclusion in our proxy statement or directly at an annual meeting in accordance with the procedures in our Bylaws should follow the instructions under “Shareholder Proposals and Director Nominations” in this proxy statement.

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CORPORATE GOVERNANCE

Board Independence

Pursuant to our Corporate Governance Guidelines, we require that a majority of our Board of Directors and all members of our three standing Committees be comprised of directors who are “independent,” as such term is defined in the listing standards of the Nasdaq Stock Market (the “Nasdaq Listing Standards”). Each year, the Board undertakes a review of the independence of directors and director nominees, which includes a review of responses to questionnaires asking about any relationships with us. This review is designed to identify and evaluate any transactions or relationships between a director or director nominee, or any member of his or her immediate family and us, or members of our senior management or other members of our Board of Directors, and all relevant facts and circumstances regarding any such transactions or relationships. Consistent with these considerations, our Board has affirmatively determined that each of Mses. Bowen, Chan, Russo and Wilson and each of Messrs. Beebe, Bernstein, Cocroft, Johnson, Krouse and Langer are independent.

Executive Sessions. The independent members of the Board of Directors generally meet in executive session at each regularly scheduled meeting of the Board.

Board and Committee Self-Evaluation and Refreshment

Our Board conducts annual self-evaluations to assess the effectiveness of the Board and its Committees. These annual self-evaluations are overseen by the NCG Committee and are designed to enhance the overall effectiveness of the Board and each Committee and identify areas of potential improvement. They include written questionnaires that solicit feedback from the Board and Committee members on a range of topics, including the Committees’ roles, structure and composition; the extent to which the mix of skills, experience and other attributes of the individual directors is appropriate for the Board and each Committee; the scope of duties delegated to the Committees, including the allocation of risk assessment between the Board and its Committees; interaction with management; information and resources; the adequacy of open lines of communication between directors and members of management; the Board and Committee meeting process and dynamics; and follow-through on recommendations developed during the evaluation process.

Our Board has also implemented annual individual director self-evaluations that require each director to assess his or her performance as a director and the performance of the Board as a whole. This process involves directors providing direct feedback to the Chair of the Board, the Lead Independent Director and the Chair of the NCG Committee who, in turn, review the self-evaluations for any actions that should be taken to enhance the effectiveness of the Board.

Following the annual self-evaluations, the NCG Committee discusses areas for potential improvement with the Board and/or relevant Committees and, if necessary, identifies steps required to implement these improvements. Director suggestions for improvements to the evaluation questionnaires and process are considered for incorporation for the following year. As part of the NCG Committee’s discussion and evaluation of areas for improvement, board refreshment, including the commitment to have a balanced Board with diversity of skills and experience, is a topic that is considered.

The NCG Committee and the Board regularly review Board composition and succession planning, including succession planning for the Chair of the Board and/or Lead Independent Director. As part of such review the NCG Committee and the Board considers the additional director qualifications, skills, experience, attributes and diversity that would enhance overall Board effectiveness. The NCG Committee also considers the size and composition of the Board and its Committees, as well as the Board leadership structure to ensure strong independent oversight and a Board that best meets the evolving needs of SBA. As embodied in our Governance

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Guidelines, SBA is committed to seeking diversity and balance on our Board with directors of race, gender, geography, thoughts, viewpoints, backgrounds, skills, experience and expertise. As part of our ongoing board refreshment efforts, we have elected three new directors since 2015 and are nominating in this proxy statement two new independent director nominees. In conducting each of these director searches, our NCG Committee considered the leadership, technical skills and operational experience that we believed would address the Board’s then current needs. For each of these searches, we utilized the services of a professional recruiter who was instructed to conduct an extensive search to (1) identify candidates with the leadership, skills and experience targeted by the NCG Committee from, among other areas, the traditional corporate environment (including different stakeholders in the telecommunications and/or wireless industry), government, academia, private enterprise, non-profit organizations, and professions such as accounting, finance, marketing, human resources, and legal services and (2) ensure that the pool of candidates included diverse candidates with a particular focus on race and gender diversity. We believe that this board refreshment process has successfully allowed us to identify candidates who bring valuable viewpoints, backgrounds, skills, experience, and expertise, while also expanding the racial and gender diversity of our Board. Our three most recent nominees to the Board—Mr. Johnson in 2022, and Ms. Bowen and Ms. Wilson in 2023—are illustrative of that effort. Mr. Johnson, brought to our Board his extensive experience in serving in senior finance roles at multiple REITs, including currently as Chief Financial Officer of Lamar Advertising Company, a leading outdoor advertising company REIT. Ms. Bowen brings to our Board her leadership experience in the development and execution of growth strategies across global portfolios of several multinational telecommunications companies.    Finally, Ms. Wilson brings to our Board extensive corporate governance expertise as a corporate executive of a large publicly-traded company with a wealth of experience in global transactions.

Executive Succession Planning

Succession planning and execution is one of the Board’s most important responsibilities, and the success of our recent leadership transitions is a testament to the care and diligence that the Board has devoted to this key topic. For many years, the Board has focused attention on this area and has developed programs and procedures designed to address it. These plans became relevant and actionable when Kurt Bagwell, our Executive Vice President and President – International, and Thomas Hunt, our Executive Vice President, Chief Administrative Officer and General Counsel, each announced his intention to retire effective at the end of 2022. The resulting transition, which included Richard Cane being promoted to Executive Vice President and President – International and Joshua Koenig being promoted to Executive Vice President, Chief Administrative Officer and General Counsel, was carried out smoothly and orderly with the oversight of the NCG Committee and the Compensation Committee. More recently, Jeffrey Stoops announced that he would retire at the end of 2023 and the Board announced that our current Executive Vice President and Chief Financial Officer, Brendan Cavanagh, would assume the position of President and Chief Executive Officer upon Mr. Stoops’ retirement.

The Board’s succession planning activities are strategic, long-term and supported by the Board’s committees and external consultants. As a result of the Board’s thoughtful approach to executive succession planning, the Board was well-positioned to effectuate the recent leadership transitions. The Board was intensively involved in evaluating each of these executives prior to their promotions and had opportunities to observe each executive through presentations to the Board as well as through significant informal contact.

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CORPORATE GOVERNANCE

Risk Management

Board Role in Management of Risk

The Board is actively involved in the oversight and management of risks that could affect SBA. This oversight and management is conducted primarily through Committees, as disclosed below, but the full Board has retained responsibility for general oversight of risks. The NCG Committee is responsible for annually reviewing and delegating the risk oversight responsibilities of each Committee and ensuring that each Committee should be primarily responsible for that oversight.

Committee	Areas of Risk Management Oversight

Audit Committee	Risk management process; management and effectiveness of accounting, auditing, external reporting, ethics, compliance and internal controls and cybersecurity

Compensation Committee	Executive compensation and benefits policies, practices and disclosures, leadership succession planning and talent management, work environment and culture

Nominating and Corporate Governance Committee	Director independence, Board refreshment and succession planning, overall Board effectiveness, potential conflicts of interest and other governance, sustainability and climate reporting and compliance matters

Although each Committee is responsible for overseeing the management of certain risks as delegated to such Committees by the full Board, the Committees report back to the full Board regarding the risks described above. This enables the Board and the Committees to coordinate risk oversight and the relationships among the various risks faced by us.

Oversight of Cybersecurity Risks

Our Board believes a strong cybersecurity strategy is vital to protect our business, customers and assets. The Audit Committee oversees SBA’s internal cybersecurity and other information technology and data privacy risks, controls, strategies and procedures. In addition, the Audit Committee periodically evaluates our cyber strategy to ensure its effectiveness and, if appropriate, includes a review from third-party experts. Our Senior Vice President and Chief Information Officer reports to the Audit Committee at every regularly scheduled meeting of the Audit Committee (or more frequently, as needed) regarding cybersecurity risk exposure and cybersecurity risk management strategy. Our Executive Leadership Team governs our cybersecurity strategy and programs through regularly scheduled meetings. In addition, our Board also may review and assess cybersecurity risks as part of its responsibilities for general risk oversight.

We are members of global industry organizations such as the Information Systems Audit and Control Association (ISACA), International Information System Security Certification Consortium (ISC) and International Association of Privacy Professionals (IAPP). Our information security management systems are comprehensive and leveraged to drive our cybersecurity program. Our cybersecurity policies, procedures, controls and risk assessments are based on the National Institute of Standards and Technology (NIST) Cybersecurity Framework. We leverage the core functions of the NIST Cybersecurity Framework – Identify, Protect, Detect, Respond and Recover, to identify opportunities for improvement and risk mitigation. We also leverage the principles of the ISO 27001 standard and have achieved ISO 27001:2013 certification for one of our data centers. Key elements of our information security management systems include, among others:

>	Risk assessments

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>	Organizational structure and responsibilities

>	Objectives and targets

>	Physical and technical safeguards

>	Information security incident management

>	Regular audits

>	Progress reports

>	Metrics

>	Continuous improvement of the information security management system

We maintain a data incident response and a business continuity management plan to timely, consistently and compliantly address cyber threats that may occur despite our safeguards. The response plan covers the major phases of the incident response process, including (1) preparation, (2) detection and analysis, (3) containment and investigation, (4) notification, which may include timely notice to our Board if deemed material or appropriate, (5) eradication and recovery and (6) incident closure and post-incident analysis. Our response plan is reviewed annually, regularly tested and kept up to date. The scope of this plan is global and includes our business units, regions, subsidiaries and affiliates. Our business continuity management system includes targets and objectives, impact analyses and risk assessments, business continuity procedures, exercise and testing, monitoring and corrective action plans, training and awareness, documentation and data compilation and standards for data centers and servers. We work with third-party industry experts to conduct annual vulnerability assessments and penetration testing. In the past three years, we have not experienced a material information security breach. As such, we have not incurred any material expenses from cybersecurity breaches or any expenses from penalties or settlements related to a cybersecurity breach during that time.

We maintain a robust privacy compliance program. New hires are required to participate in cybersecurity onboarding training, and current employees are responsible for completing mandatory cybersecurity training annually and quarterly phishing awareness training. Our leadership team participates in advanced, targeted cybersecurity training and exercises to ensure additional security.

Compensation Risks

In early 2023, as part of our risk management process, we conducted an annual comprehensive review and evaluation of our compensation programs and policies. The assessment covered each material component of executive and non-executive employee compensation. Based on a review and analysis of our incentive plans, policies and programs, we believe these programs are not reasonably likely to give rise to risks that would have a material adverse effect on our business. In evaluating our compensation components, we took into consideration the following risk-limiting characteristics:

>

A significant percentage of our overall pay mix is equity-based, which, when combined with the vesting terms and our Stock Ownership Guidelines, aligns our executive officers’ interests with shareholders’ interests and minimizes the taking of inappropriate or excessive risk that would impair the creation of long-term shareholder value;

>	Our Board approves the parameters of acquisition and land purchase transactions that contribute towards target performance and we have established due diligence processes for such transactions;

>	We have established processes in place for the approval of new build projects using established financial parameters and to confirm the completion of new tower construction;

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>	We have effective management processes for establishing key financial and operating targets, and monitoring financial and operating metrics;

>	Bonus payout under most of our incentive plans are capped, whether or not SBA exceeds the stretch threshold level of the relevant incentive plan performance metrics;

>	We have effective segregation of duties throughout SBA; and

>	We have effective monitoring by external and internal audit.

Executive Compensation “No Fault” Recoupment or “Clawback” Policy

Our Board has adopted the Executive Compensation Recoupment or “Clawback” Policy (the “Recoupment Policy”), which covers all our executive officers (the “Covered Officers”), and applies to incentive compensation paid or awarded from the 2014 fiscal year and onwards. Under the Recoupment Policy, in the event of (1) a restatement of SBA’s financial results due to the material noncompliance with any financial reporting requirement under the securities laws or (2) a determination by the Compensation Committee that a financial, operational or other metric upon which incentive-based compensation was paid or awarded was inaccurate, in either case regardless of fault, the Compensation Committee will review the impact, if any, of such events on the incentive compensation paid or awarded to the Covered Officers. If the Compensation Committee determines that a Covered Officer was paid or awarded more than he or she would have been paid or awarded absent the financial restatement or inaccurate performance metrics, then the Compensation Committee may, to the extent permitted by applicable law, seek to recover such excess compensation. This recovery may include repayment by the Covered Officer, forfeiture of unvested restricted stock units and unvested stock options, offset against any severance payable to such Covered Officer, and other legal or equitable remedies that might be available to SBA. Incentive-based compensation paid or awarded during the three years preceding any financial restatement or inaccurate performance metrics is subject to recoupment.

Code of Ethics and Code of Conduct

Code of Ethics. Our Board has adopted a Code of Ethics that sets forth standards of conduct applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer to promote honest and ethical conduct, proper disclosure in SBA’s periodic filings, and compliance with applicable laws, rules and regulations. Our Code of Ethics is available to view at our website, www.sbasite.com, under the Investor Relations – Corporate Governance section. We intend to provide disclosure of any amendments or waivers of our Code of Ethics on our website within four business days following the date of the amendment or waiver.

Code of Conduct. Our Board has adopted a Code of Conduct which applies to all of our directors, officers, employees, agents and representatives. The Code of Conduct is designed to (i) promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our Code of Conduct contains our Related Party Transactions Policy and our “Political Contributions Policy”, which are described below. Additionally, our Code of Conduct includes policies on compliance with anti-bribery and anticorruption laws, labor and human rights and workplace practices.

Policies Regarding Political Contributions and Lobbying. Our Board of Directors has developed policies and procedures regarding political contributions and lobbying, which are set forth in our Code of Conduct and are reviewed annually by our Board of Directors. In accordance with this policy, we prohibit directors, officers or

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employees from making individual contributions with company funds, being reimbursed for any political contributions, coercing other directors, officers or employees to make contributions or, as part of any individual partisan political activities, stating or implying that they are speaking or acting on behalf of SBA. In those limited circumstances where SBA would be permitted to make a corporate political contribution under federal, state or local laws, our Board has delegated to the Chief Executive Officer the responsibility for providing prior authorization for any such contribution. In 2022, we contributed $10,000 to Hometown Housing Trust, a local 501(c)(4) organization committed to educating citizens and building community support for affordable housing solutions in Palm Beach County—where a significant number of our corporate employees reside.

With respect to lobbying activities, our Board of Directors’ approved policy and procedures provide that any corporate lobbying activities on behalf of SBA must be conducted only with the prior authorization of our Chief Executive Officer. Such activities must (1) comply with all lobbying laws and disclosure requirements, (2) be legal, ethical and consistent with our various policies, including our Anti-Corruption Compliance Policy, and (3) be related to business activities being conducted by SBA at that time. Typically, these activities are conducted only through activities organized by trade groups and associations to which we belong or by our employees whose duties specifically contemplate such activities.

Vendor Code of Conduct. Our commitment to excellence and quality extends to our engagement with suppliers. Our Vendor Code of Conduct communicates the ethical and sustainable practices by which we operate and encourages our suppliers to uphold the same principles. We expect our vendors to act in accordance with the ethical standards to which we hold ourselves, such as the promotion of diversity and inclusion, as well as a safe and healthy work environment free of harassment or discrimination. Moreover, we expect our suppliers and vendors to comply with applicable laws regarding work hours, wages, benefits and freedom of association for employees. We also require third parties to contractually agree to adhere to applicable anti-bribery, anti-corruption, anti-money laundering, anti-terrorism, economic sanctions and anti-boycott laws. We utilize a third-party firm to review the qualifications of suppliers and subcontractors in the areas of insurance, safety, compliance and sustainability. Our sustainability questionnaire allows us to assess the maturity of our suppliers’ sustainability programs and business practices. We leverage the insights gained to offer feedback and training to our suppliers. The engagement process benefits our company and our suppliers, as it ensures the adoption and adherence to responsible, ethical and sustainable business practices across our supply chain. We also strive to foster and promote diverse suppliers and currently have over 300 active or pending suppliers with diversity certifications. Our Vendor Code of Conduct can be accessed on our website.

Copies of our Code of Ethics and Code of Conduct are available on our website under “Investors/Governance” while our Code of Vendor Conduct is available on our website under “Corporate Responsibility/Sustainability”.

Related Party Transactions, Insider Trading and Anti-Hedging

Related Party Transaction Policy and Transactions. Our Code of Conduct requires directors, officers and all other employees to conduct themselves in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest. Our Code of Conduct generally requires (1) officers and directors to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to the General Counsel and (2) employees to disclose any outside activities, financial interests or relationships that may present a possible conflict of interest or the appearance of a conflict to their immediate supervisor. The General Counsel will determine if any such outside activities, financial interests or relationships constitute a conflict of interest and a related person transaction on a case-by-case basis and will promptly disclose such activities, interests or relationships to the appropriate Committee for their review and appropriate action, if necessary. It is our preference to avoid related person transactions generally. Under applicable Nasdaq Listing Standards, all related person transactions must be approved by our Audit Committee or

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another independent body of the Board of Directors. Current SEC rules define transactions with related persons to include any transaction, arrangement or relationship (1) in which SBA is a participant, (2) in which the amount involved exceeds $120,000, and (3) in which any executive officer, director, director nominee, beneficial owner of more than 5% of SBA’s Class A common stock, or any immediate family member of such persons has or will have a direct or indirect material interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. All related person transactions will be disclosed in our applicable SEC filings as required under SEC rules.

As approved by our Audit Committee, our executive officers are permitted to use our fractional ownership aircraft for personal purposes from time to time when the aircraft is not already committed to business use, provided that the incremental cost, including all hourly costs, fuel costs and a pro-rata portion of the fixed management fee, is reimbursed to us. During 2022, Mr. Stoops reimbursed us $181,751 in connection with personal travel.

Other than as disclosed above, during 2022 we have not had any relationships or transactions with any of our executive officers, directors, beneficial owners of more than 5% of our Class A common stock or any immediate family member of such persons that were required to be reported pursuant to Item 404(a) of Regulation S-K.

Insider Trading and Anti-Hedging Policy. Our Insider Trading Policy prohibits all directors, officers and employees from engaging in transactions in our common stock while in possession of material non-public information and restricts directors, officers and other “designated insiders” from engaging in most transactions involving our Class A common stock during periods, that we have determined, that those individuals are most likely to be aware of material, non-public information. Our Insider Trading Policy also prohibits any officer or director from entering into any transaction which has the effect of hedging or locking in the value of his or her stock holdings, such as zero-cost collars and forward sale contracts. Additionally, our Insider Trading Policy prohibits any officer, director or employee from, directly or indirectly, engaging in “short sales” of our Class A common stock or transactions involving trading activities which by their aggressive or speculative nature may give rise to an appearance of impropriety, including the purchase or writing of put or call options.

Corporate Social Responsibility and Sustainability

We are helping to meet today’s challenge of building sustainable telecommunications networks. As a leader in wireless communications infrastructure and related solutions, we are committed to sustainable leadership by integrating sustainability into how we do business. We build and operate shared infrastructure for telecommunications networks in developed and emerging markets, enabling increased access to digital technologies with a minimal environmental footprint. SBA is committed to positively impacting the local communities and economies in which we operate.

In December 2022, we published our third corporate sustainability report illustrating our commitment to continued engagement and communication of our sustainable and responsible business practices to our stakeholders. We invite you to review our 2021 Sustainability Report on our website at www.sbasite.com under “Company/Corporate Responsibility/Sustainability”.

Oversight

Our corporate responsibility spans beyond our operations and people to also benefit our shareholders, customers and communities. To this end, we have developed effective governance processes that facilitate the integration of our sustainability commitment across our business and value chain. Our sustainability strategy and programs are governed by (1) the Executive Sustainability Committee, comprised of our President and Chief Executive Officer and members of the executive leadership team, and (2) the Sustainability Steering Group, comprised of senior

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leaders across our business units. The Executive Sustainability Committee and Sustainability Steering Group convene regularly to agree on strategic priorities, investments, and initiatives and to review progress against targets and objectives. These meetings allow us to leverage the diverse expertise of our executives and senior leaders, ensuring that our sustainability strategy is embedded within our core business and contributes to a positive bottom line for our shareholders.

Our NCG Committee has oversight of our environmental, social and governance initiatives and receives reports from management on our strategy and initiatives at each regularly scheduled meeting.

Our Strategy

Our sustainability strategy centers on the environmental, social and governance issues most material to our business and stakeholders. We conduct an annual ESG materiality assessment to inform our overall strategy. These conversations inform our overall ESG strategy, goals, initiatives and risk management processes. Based on these conversations, we have focused our strategy on implementing responsible business practices, policies and programs that drive long-term shareholder value. We believe that this goal is best met by conducting business according to the highest ethical and legal standards, promoting socially responsible practices and diversity in our workforce and supply chain, mitigating the environmental impact and carbon footprint of our operations and creating economic value through critical infrastructure investments and local community engagement.

Mitigating the environmental impact and carbon footprint of our operations is a core pillar of our sustainability strategy. We are proud to announce that SBA has committed to setting science-based emission reduction targets with the Science Based Targets initiative. Our emissions reduction targets will complement our five-year energy efficiency targets for our domestic tower lighting systems. We seek to further reduce our greenhouse gas emissions through additional investments in energy conservation, efficiency programs and renewable energy.

We recognize our operations’ importance and essential role in contributing to the achievement of the United Nations Sustainable Development Goals (SDGs). Our primary contribution toward the achievement of the SDGs is our commitment to responsible and ethical business practices. Our secondary contribution is the integration of the SDGs into our sustainability strategy and programs.

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Achievements

In addition to our commitment to good Governance, which is discussed throughout this proxy statement, our Environment, Social Responsibility and Communities pillars focus on the following:

Environment

>  We believe that our business model plays an important role in reducing the environmental footprint of telecommunication networks by encouraging wireless service providers to co-locate their antennas on a single tower, thus reducing the needless proliferation of multiple towers. Our towers are built to host equipment from multiple tenants and are located on a relatively small geographic footprint, typically ranging from 2,500 to 10,000 sq. ft. Moreover, the ground beneath our tower sites is often permeable, allowing surface water to be absorbed into the ground rather than contributing to surface-water runoff.

>  We have implemented several sustainability initiatives and efficiency programs across our operations to reduce the greenhouse gas emissions from our operations and those of our customers and decrease the life-cycle impact of our assets, facilities and fleet. Over the past three years, we have invested in energy efficiency programs, including LED office and tower lighting retrofits, and have seen material energy savings. In 2022, we met our target for installed LED tower lighting systems. We have also capitalized on the increasing availability of hybrid and electric commercial vehicles and new technologies, have installed several electric vehicle charging stations at our offices and proactively use fleet route optimization software to improve the fuel efficiency of our vehicle fleet, reduce the number of miles driven and associated greenhouse gas emissions. In 2022, we also purchased 6,500 Green-e Energy certified renewable energy certificates to mitigate the emissions associated with our electricity consumption at our domestic operations.

>  During 2022, we certified our environmental management system (EMS) at our headquarters under ISO 14001:2015, demonstrating our commitment to quality and continuous improvement.

>  As of December 31, 2022, less than 1% of our global tower sites, excluding tower sites acquired during the course of 2022 in Tanzania, house generators owned by SBA, and only a handful provide primary power for a site. We offer on-site renewable energy generation and intelligent energy storage, including solar panels and lithium-ion batteries, to displace diesel and propane generators as a more cost-effective and sustainable back-up power solution to our customers.

>  We are committed to long-term, environmentally responsible operations. We consider environmental protection, conservation and other impacts during our site selection, development and operation.

•  SBA proactively implements programs to minimize our impact on wildlife and the environment. Our Avian Protection Program (APP) guides the enhancement of our biodiversity and conservation efforts in the U.S. We are committed to identifying, tracking and protecting migratory birds, including threatened or endangered species, on our towers and reviewed over 5,385 work proposals to mitigate the potential impact on migratory birds and their habitats.

•  In the last two years, we have funded several reforestation initiatives, including over 5,000 seedlings in the Philippines and Brazil.

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Social Responsibility

>  We recognize and appreciate the impact that our employees have on the success of our company, our customers, and the communities we serve. We pride ourselves in promoting an inclusive environment that celebrates and encourages all forms of diversity. We also value all those who serve our country and are proud to support military veterans and their families as they transition out of the military. As of December 31, 2022, women represented 41% of our global workforce and 41% of our U.S. employees identified as a racial or ethnic minority.

>  We see diversity of thought and experience as critical factors to the long-term success of SBA. As such, we are committed to building a pipeline of future business leaders through the strategic identification of diverse candidates to join our organization. We invest in our employees’ professional growth and development by providing resources and opportunities to develop their skills and expand their expertise.

>  We recognize team member engagement as a crucial driver and contributor to our continued success. Consequently, our CEO holds quarterly Town Hall meetings and regular global team member meetings, sharing business updates and facilitating interactive Q&A sessions. Internal team member communication is offered in multiple languages, fostering an inclusive multicultural environment.

>  We are dedicated to Diversity, Equity and Inclusion (DEI) and have developed and implemented a DEI strategy designed to foster greater diversity and inclusion in our executive, management, workforce and talent recruitment over the long-term. During 2022, we completed the Unconscious Bias training across our U.S. offices and continued the implementation of our Foundations of DEI training for our employees in Central and South America. The purpose of the initial training module was to cultivate a foundational understanding of DEI where participants understood the importance of our DEI vision and mission. The training enabled courageous discussions around key terminology and how DEI comes to life in our workplace.

>  At SBA, providing a safe and healthy work environment for the protection of our employees is paramount. The safety of our tower climbers has been a key focus of the company since its founding. In 2013, we opened our internal facility “Tower U” which provides a rigorous multi-day safety certification program that is required for our employed tower climbers. Our global total recordable incident rate (TRIR) during 2021 was 1.0, well below the 2020 Bureau of Labor benchmark of 1.9.

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Communities

>  Philanthropy remains an essential focus for SBA, and we are proud of the impact our employees have in supporting their communities. Under the volunteer time off program, we provide our employees 16 hours to volunteer per year, totaling our commitment to over 25,000 available hours to support nonprofits. In addition, we match our employee charitable donations up to a certain amount per year.

>  As part of our on-going commitment to the Women’s Wireless Leadership Forum (WWLF), a volunteer association for professional women in the wireless communications industry, we have launched SBA Women in Wireless, an internal network of high-potential female employees to develop as mentors and future leaders. This network will become active members of the WWLF, with access to meetings, national conferences, and leadership training.

>  Through companywide philanthropic initiatives and employee supported events, we contribute to nonprofits in the communities in which we engage. These programs include sponsoring events which fund children’s charities in our communities, such as the Nicklaus Children’s Health Care Foundation, helping fund scholarship opportunities and professorships at a local university, and providing financial and volunteer support to nonprofits that target medical research, education, community development and veteran assistance.

>  Our “Tower U” safety professionals offer tower rescue training to first responders because we recognize that the safety of these first responders is paramount to the communities in which we operate.

Director Compensation

General. The Board maintains a compensation arrangement for the non-employee directors of the Board. The Board compensation arrangement is comprised of the following types and levels of compensation:

Initial Equity Grant. Each newly elected independent director, defined as a director who is a non-employee director pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at the time of such initial election, is entitled to receive a grant of non-qualified stock options. These options vest and become exercisable in equal annual installments over a period of years following the grant date so long as the director continues to serve as a member of our Board of Directors. Mr. Johnson received an initial equity grant of options to purchase 10,000 shares of Class A common stock on March 28, 2022, the effective date of his appointment to the Board. The options have a per share exercise price equal to the fair market value per share of shares of Class A common stock at the grant date and will vest and become exercisable in equal annual installments on each of the first five anniversaries of the grant date so long as the director continues to serve as a member of our Board of Directors.

Annual Equity Grant. At each annual meeting, non-employee directors receive an equity grant in the form of restricted stock units. For 2022, the value of the equity grant was $180,000. The stock price used in the calculation of the number of restricted stock units is a derived price equal to the average closing price of our Class A common stock in the two calendar months of March and April. The restricted stock units vest ratably over three years on May 1 of each year. In addition to the acceleration provisions provided under the relevant equity plan, annual equity grants to directors immediately vest if a director resigns from the board of directors, provided the director has completed three full years of service as a director prior to the effective date of such resignation.

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Pursuant to this policy, on May 12, 2022, each non-employee director of the Board was granted 525 restricted stock units. The restricted stock units vest in three equal annual installments on May 1, 2023, 2024, and 2025.

Retainer and Fees Paid in Cash. For 2022, each non-employee director was entitled to an annual cash retainer of $95,000. In addition, the Chair of the Board was entitled to an additional annual retainer of $110,000, which was increased to $135,000 effective June 1, 2022. The Lead Independent Director was entitled to an additional retainer of $25,000, and the Chairs of the Audit Committee, the Compensation Committee and the NCG Committee were entitled to an additional retainer of $25,000, $25,000 and $25,000, respectively. Non-employee directors are also reimbursed for incidental expenses associated with each Board of Directors and/or Committee meeting. Other than the Chair of each of the Committees, directors who serve on any of the Committees of the Board of Directors described above do not receive any additional compensation for their services as a Committee member. Directors who are employees do not receive any additional compensation for their services as a director.

The following table sets forth information regarding the compensation of our non-employee directors for 2022. Mr. Stoops, our Chief Executive Officer and President, is omitted from the table as he does not receive any additional compensation for his services as a director. For more information on Mr. Stoops’ compensation, see “Executive Compensation” beginning on page 56.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Units ($)(1)(2)	Total ($)

Steven E. Bernstein	$219,583 (3)	$169,785	$389,368

Kevin L. Beebe	95,000	169,785	264,785

Duncan H. Cocroft	120,000 (4)	169,785	289,785

Jay L. Johnson	72,306	169,785	242,091

George R. Krouse, Jr.	120,000 (5)	169,785	289,785

Mary S. Chan	95,000	169,785	264,785

Jack Langer	145,000 (6)	169,785	314,785

Fidelma Russo	95,000	169,785	264,785

(1)

Grants of restricted stock units were made on May 12, 2022 in connection with the annual grant discussed above. The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the fiscal 2022 grants, refer to Note 13 to our financial statements for the year ended December 31, 2022, which are included in our Annual Report on Form 10-K filed with the SEC.

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(2)	The following table sets forth the aggregate number of restricted stock units and unexercised stock options outstanding at December 31, 2022 for each of our non-employee directors.

Name	Aggregate Number of Restricted Stock Units Outstanding at December 31, 2022	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2022

Steven E. Bernstein	1,128	7,197

Kevin L. Beebe	1,128	7,197

Mary S. Chan	1,128	4,889

Duncan H. Cocroft	1,128	7,197

Jay L. Johnson	525	10,000

George R. Krouse, Jr.	1,128	501

Jack Langer	1,128	7,197

Fidelma Russo	1,128	10,000

(3)	Includes additional annual retainer for service as Chair of the Board.

(4)	Includes additional annual retainer for service as Audit Committee Chair.

(5)	Includes additional annual retainer for service as NCG Committee Chair.

(6)	Includes additional annual retainers for service as Compensation Committee Chair and Lead Independent Director.

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EXECUTIVE OFFICERS

Set forth below is certain information relating to our current executive officers and key employees. Biographical information with respect to Mr. Stoops is set forth above under “Proposal 1 – Election of Directors.”

Name	Age	Position

Executive Officers

Jeffrey A. Stoops	64	President and Chief Executive Officer

Brendan T. Cavanagh	51	Executive Vice President and Chief Financial Officer

Richard Cane	58	Executive Vice President and President – International

Mark R. Ciarfella	57	Executive Vice President – Operations

Joshua Koenig	43	Executive Vice President, Chief Administrative Officer and General Counsel

Jason V. Silberstein	54	Executive Vice President – Site Leasing

Key Employees

Brian Allen	55	Senior Vice President – Site Leasing

Elvis T. Clemetson	50	Senior Vice President and Chief Information Officer

Donald Day	45	Senior Vice President – Services

Michelle Eisner	62	Senior Vice President and Chief Human Resources Officer

Larry Harris	54	Senior Vice President – U.S. Business Development

Brian D. Lazarus	51	Senior Vice President and Chief Accounting Officer

David Porte	59	Senior Vice President – International Strategy & Business Development

Neil H. Seidman	56	Senior Vice President – Mergers and Acquisitions

Brendan T. Cavanagh, CPA, has served as our Executive Vice President since January 2014 and Chief Financial Officer since September 2008. Prior to serving as Executive Vice President, from September 2008 to December 2013, Mr. Cavanagh served as our Senior Vice President. Mr. Cavanagh joined SBA in 1998 and has held various positions, including serving as Vice President and Chief Accounting Officer from June 2004 to September 2008 and Vice President – Site Administration from January 2003 to June 2004. Prior to joining us, Mr. Cavanagh was with Arthur Andersen LLP.

Richard M. Cane has served as our Executive Vice President and President – International since January 2023. Prior to serving as Executive Vice President and President – International, from November 2019 to January 2022, Mr. Cane served as our Senior Vice President – International Operations. Prior to joining SBA, from August 2017 to November 2019, Mr. Cane was a Principal at Smart Aerial Solutions, where he advised municipalities and multiple start-ups to develop businesses related to 5G and mmW antenna communications, intelligent transport systems, wireline network transformations, fiber broadband, and smart cities. From August 2012 to August 2017, Mr. Cane served in a variety of senior roles at Ericsson, supporting managed services and field operations in North America. Mr. Cane also previously served as a senior executive for several wireless network operators including as Chief Operating Officer for Woosh Wireless in New Zealand, Chief Technical Officer for Bell Atlantic International/Grupo Iusacell in Mexico and Chief Operating Officer for PrimeCo Personal Communications in Chicago.

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EXECUTIVE OFFICERS AND KEY EMPLOYEES

Mark R. Ciarfella has served as our Executive Vice President – Operations since January 2014. From October 2010 to December 2013, Mr. Ciarfella served as our Senior Vice President – Operations. He joined SBA in July 2007 as our Vice President – Tower Development. From 1997 to 2007, Mr. Ciarfella was the co-owner of a Florida based site development services company that provided site acquisition, zoning, construction management and program management services to the wireless telecommunication industry and was a partner in a communication tower company that specialized in building towers in the State of Florida. Mr. Ciarfella also has more than 20 years of experience in the wireless telecommunication industry working directly with PrimeCo Personal Communications and as a consultant for multiple other carriers.

Joshua Koenig joined SBA in January 2010 and has served as our Executive Vice President, Chief Administrative Officer and General Counsel since January 1, 2023. Since joining SBA, Mr. Koenig has served in a variety of roles of increasing responsibility, including Assistant Secretary & Corporate Counsel – Finance & Compliance, Vice President & Associate General Counsel – International, and Senior Vice President, Legal – International. Prior to joining SBA, Mr. Koenig was an associate with the law firm Simpson Thacher & Bartlett, specializing in corporate and financing transactions. Mr. Koenig is a member of the New York Bar and authorized house counsel in Florida.

Jason V. Silberstein has served as our Executive Vice President – Site Leasing since January 2014. From February 2009 to December 2013, Mr. Silberstein served as our Senior Vice President – Property Management. Mr. Silberstein joined SBA in 1994 and has held various positions with us, including Vice President – Property Management from April 2000 to February 2009.

Below is a summary of the business experience of each of our key employees.

Brian Allen has served as our Senior Vice President of Site Leasing since January of 2014. Prior to serving as our Senior Vice President, from July 2011 to December 2013, Mr. Allen served as our Vice President. Mr. Allen originally joined SBA in January 1992, and has served in a variety of roles, including Project Director, Area Director and General Manager. In addition to his service at SBA, he served as a Business Development Manager for TowerCo, an independent wireless tower company, and as an independent consultant providing site development services to wireless service providers and public utility companies.

Elvis T. Clemetson has served as our Senior Vice President and Chief Information Officer since March 2022. Prior to joining SBA, from April 2018 to March 2022, Mr. Clemetson was the Chief Information and Technology Officer at Carolina Tractor & Equipment, where he led all information technology, strategic program management and digital functions across the enterprise. From April 2013 to April 2018, Mr. Clemetson served as Global Vice President, Business Technology, at SPX FLOW, responsible for enterprise business applications and related technology teams across all divisions and locations in 40 countries of operations. Mr. Clemetson also previously served as a senior executive with technology enterprises including Citrix Systems, Inc., TYCO (now Johnson Controls) and Allscripts Healthcare Solutions.

Donald Day has served as our Senior Vice President – Services since May 2018. Mr. Day joined SBA in May 2011 as the North Regional Vice President and was promoted to Vice President – Services in January 2013. Prior to joining SBA, Mr. Day was a Vice President at General Dynamics, a defense industry contractor, where he was responsible for managing the market and budget objectives of wireless deployment teams throughout the United States and served from January 2004 to May 2011. Prior to General Dynamics, Mr. Day served from March 2003 to January 2004 in a variety of roles at DWCC, Inc., a wireless services company, and from August 2000 to March 2003 in a variety of roles at Crown Castle International, an owner of wireless communications infrastructure. Prior to that, Mr. Day served in the United States Army for 4 years.

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EXECUTIVE OFFICERS AND KEY EMPLOYEES

Michelle Eisner joined SBA in October 2018 as our Senior Vice President and Chief Human Resources Officer. Prior to joining SBA, Ms. Eisner spent 17 years at Hollander Sleep Products, LLC, a manufacturer of pillows and mattress pads in North America, progressing from Director of Human Resources to Chief Human Resources and Talent Officer since she joined in 2002. Prior to Hollander Sleep Products, Ms. Eisner served as Senior Vice President Human Resources at Tyson Foods, a multinational protein-focused food company she joined in 2000.

Larry Harris has served as our Senior Vice President – U.S. Business Development since February 2019. From January 2009 to February 2019, Mr. Harris served as our Vice President – Mergers and Acquisitions. Mr. Harris joined SBA in March 1995 as a Site Selection Specialist and has since served in a variety of roles of increasing responsibility.

Brian D. Lazarus, CPA, has served as our Senior Vice President since January 2014 and Chief Accounting Officer since September 2008. Prior to serving as Senior Vice President, from September 2008 to December 2013, Mr. Lazarus served as our Vice President. Mr. Lazarus joined SBA in October 2006 and served as SBA’s Controller from October 2006 to September 2008. Prior to joining SBA, Mr. Lazarus was the Corporate Controller for AllianceCare, a privately owned multi-state health care organization, from December 2003 until October 2006. Mr. Lazarus previously was a Senior Audit Manager with Ernst & Young LLP and spent six years with KPMG LLP.

David Porte has served as our Senior Vice President of International Strategy and Business Development since May 2018 having joined SBA as Vice President of International in May 2013. Prior to joining SBA, Mr. Porte was Chief Operating Officer of Lightbridge Communications Corporation, a privately owned international wireless services company, since its May 2010 acquisition of Wireless Facilities, Inc., for which Mr. Porte had served as Chief Executive Officer since May 2008. Mr. Porte previously held senior executive roles with American Tower Corp., an owner of wireless communications infrastructure, and Crown Castle. Mr. Porte has announced that he will be retiring from SBA in July 2023.

Neil H. Seidman has served SBA in merger and acquisition activity since June 1997. From June 1997 to December 2001, Mr. Seidman served as our Director of Acquisitions and Associate General Counsel. From January 2002 to December 2008, Mr. Seidman served as our primary outside mergers and acquisitions counsel as a partner in the law firm of Seidman, Prewitt, DiBello & Lopez, P.A. In January 2009, Mr. Seidman rejoined SBA as our Vice President – Mergers and Acquisitions. Since January 2014, Mr. Seidman has served as our Senior Vice President – Mergers and Acquisitions. Mr. Seidman is a member of the Florida, New York, Maryland and Washington D.C. bars.

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COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our named executive officers are those executive officers listed below:

Jeffrey A. Stoops	President and Chief Executive Officer

Brendan T. Cavanagh	Executive Vice President and Chief Financial Officer

Kurt L. Bagwell*	Former Executive Vice President and President, International

Thomas P. Hunt*	Former Executive Vice President, Chief Administrative Officer and General Counsel

Jason V. Silberstein	Executive Vice President, Site Leasing

*

At the end of 2022, each of Kurt L. Bagwell and Thomas P. Hunt retired from their respective roles with us. Effective January 1, 2023, Richard M. Cane succeeded Mr. Bagwell as Executive Vice President, International, and Joshua Koenig succeeded Mr. Hunt as Executive Vice President, Chief Administrative Officer and General Counsel.

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COMPENSATION DISCUSSION AND ANALYSIS  >  EXECUTIVE SUMMARY

Executive Summary

We Have Delivered Strong Shareholder Value-Creating Results

Our primary focus is the creation of shareholder value. We take a long-term view of our business, and we believe that growth in AFFO per share has the greatest impact on shareholder value creation. This metric underscores the strength of our business and long-term recurring cash flow potential of SBA. In order to maximize growth in AFFO per share, during the past five years we have focused on Adjusted EBITDA growth, same-tower organic growth, margin enhancements, portfolio growth on attractive terms, optimizing our capital structure, and a disciplined approach to capital allocation.

The following graphs illustrate our strong performance over the past five years.

Tower Cash Flow and Margin(1)	Annualized Adjusted EBITDA and Margin(1)(2)

AFFO Per Share(1)	Return on Invested Capital(1)

(1)	See Appendix A for reconciliation of non-GAAP metrics.
(2)	Annualized Adjusted EBITDA for the fourth quarter-ended.

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COMPENSATION DISCUSSION AND ANALYSIS  >  EXECUTIVE SUMMARY

We believe that these financial results have resulted in our delivery of significant long-term shareholder value, reflected through our TSR growth of 76% over a five-year period compared to increases in TSR of 57% for the S&P 500, 24% for the FTSE NAREIT All Equity REITS Index and 47% for our 2022 Compensation Peer Group over that same five-year period.

Our Executive Compensation Is Linked to Performance

The core of our executive compensation philosophy is that our executives’ pay should be linked to the performance of SBA. Accordingly, our executives’ compensation is heavily weighted toward compensation that is performance-based or equity-based. The compensation of our named executive officers, or NEOs, for 2022 reflects this commitment. For 2022, 91% of our CEO’s target total compensation and an average of 85% of our other NEOs’ target total compensation was performance-based or equity-based. As a result, our executives only recognize value approaching their target compensation when our shareholders have enjoyed value creation.

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COMPENSATION DISCUSSION AND ANALYSIS  >  EXECUTIVE SUMMARY

Our Performance Metrics Drive Shareholder Value

We reward financial, operational and qualitative metrics that we believe will drive long-term shareholder value appreciation. For 2022, our annual incentive bonus for our CEO and each of our NEOs was:

>	30% based on the performance level of Annualized Adjusted EBITDA achieved;

>	30% based on the performance level of AFFO per share achieved; and

>

40% based on an evaluation of the extent to which SBA met selected financial, operational and qualitative metrics and a subjective analysis of the contribution that each NEO made in the attainment of such metric. For 2022, these metrics included financial and operational metrics such as (i) tower acquisitions and ground lease purchases and extensions, (ii) leasing results on owned towers, (iii) the financial and operational performance of SBA’s international operations, and (iv) total cash selling, general and administrative costs as a percentage of total cash revenue, and qualitative metrics such as (1) institutional contribution, including cross-departmental collaboration, succession planning, improved diversity, equity and inclusion (DEI) statistics, leadership and personnel development, and improved business processes and communications, and (2) executive performance, which includes numerous areas of focus, based on the executive, including regulatory compliance, expansion and integration activities, new business initiatives, sustainability initiatives, audit results and capital allocation. Based on his responsibilities, each NEO was assigned three to four of these financial, operational or qualitative metrics upon which he was evaluated.

Our Executive Compensation Program is Responsive to Shareholders

We believe that shareholder engagement remains a key driver of our continued success. We engage with our shareholders on a regular basis through our active engagement program led by management and our Board of Directors. Through our engagement, we solicit shareholder views on matters including business strategy, corporate governance, executive compensation, environmental and social initiatives, and other important topics. We use this feedback to assist SBA and the Board with matters requiring a broader shareholder perspective. We also listen to the feedback our shareholders provide through the annual say on pay advisory votes on our executive compensation.

Historically, our shareholders have overwhelmingly supported our executive compensation program, which received the support of 95% of the votes cast at our 2022 Annual Meeting of Shareholders. During the 2022-2023 shareholder engagement season, we reached out to shareholders representing approximately 60% of the common stock held by our top 20 shareholders at the time of such request. As a result, we exchanged correspondence and held meetings with our top 20 shareholders representing approximately 40% of our outstanding common stock held by our shareholders at the time of such request. Our Lead Independent Director and chair of the Compensation Committee, the chair of the NCG Committee and members of our management team actively participated in discussions with shareholders concerning our executive compensation program.

Aligning our Executive Compensation Program with our ESG and DEI Commitments

We are committed to sustainable leadership by integrating sustainability into how we do business. As part of that commitment, we engaged with our shareholders to solicit their feedback on ESG and DEI topics. In our engagement, we learned that shareholders supported sustainability-linked targets and Diversity, Equity and Inclusion (DEI) targets as part of the executive compensation program. Based on this feedback, the Compensation Committee revised the 2021 compensation program (and continuing with the 2022 compensation program) to (1) embed DEI objectives as a component of our executives’ performance reviews and objectives and (2) provide that a portion of their variable compensation be linked to the progress of our sustainability initiatives.

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COMPENSATION DISCUSSION AND ANALYSIS  >  EXECUTIVE SUMMARY

Our Strong Corporate Governance Policies Further Align our Executives’ Interests with Those of our Shareholders.

The Compensation Committee seeks to align our compensation practices with strong governance practices. For example, all equity grants to all employees are subject to “double-trigger” acceleration. For the 2022 compensation program, and continuing with the 2023 program, we also implemented DEI objectives as a component of our executives’ performance reviews and objectives, and a portion of their variable compensation is linked to the progress of our sustainability initiatives.

As is evidenced below, we believe that robust corporate governance practices are integrated into our 2022 executive compensation program.

What We Do	What We Do Not Do

Robust stock ownership guidelines - 6x base salary for CEO and 3x for other NEOs	Limited perquisites – All Other Compensation represented 0.1% of CEO’s 2022 Total Compensation

Robust “clawback” policy that exceeds Dodd-Frank.	No acceleration of vesting of equity awards in connection with terminations, absent a change in control

“Double trigger” change in control provisions in employment agreements	No pledging of shares subject to stock ownership requirements

All new equity awards include a “double trigger” in a change in control for acceleration	No hedging of shares

Reduced severance multiple, or limited severance if retirement eligible, for termination without cause not associated with change in control	No tax gross-ups on perquisites or change in control benefits

Annual incentive bonus tied to performance metrics designed to deliver long-term growth and drive shareholder value	No pension or supplemental retirement plan benefits

2/3rds of equity awards are performance-based over a three-year period; all equity awards have multi-year vesting	No repricing or buy-outs of stock options without shareholder approval

Compensation Committee composed entirely of independent directors	No stock options granted below fair market value

Independent compensation consultants, report directly to Compensation Committee and provide no other services to Company	Equity plan does not permit liberal share recycling

Comprehensive annual assessment of compensation risks	No liberal change of control definition in equity plan or employment agreements

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION PHILOSOPHY/PROGRAM DESIGN

Compensation Philosophy and Objectives

The Compensation Committee believes that the caliber and motivation of all of our employees, and especially our executive leadership, are essential to SBA’s performance. The Compensation Committee believes our management compensation programs contribute to our ability to differentiate our performance from others in the marketplace and thereby deliver shareholders superior value. Moreover, we believe that SBA’s overall executive compensation philosophy and programs are market competitive, performance-based and shareholder aligned. The three principles of our compensation philosophy are as follows:

Principles	Implementation

Total direct compensation, or TDC, levels should be sufficiently competitive to attract, motivate and retain the highest quality executives	The Compensation Committee seeks to establish target total direct compensation (salary, annual incentive and long-term incentive) at appropriate relationships to our Peer Group, providing our executives the opportunity to be competitively rewarded for our financial, operational and stock price growth. Total direct compensation opportunity (i.e., maximum achievable compensation) should increase with position and responsibility.

Performance-based and “at-risk” incentive compensation should constitute a substantial portion of total compensation	We seek to foster a pay-for-performance culture, with a significant portion of total direct compensation being performance-based and/or “at risk.” Accordingly, such portion should be tied to, and vary with, our financial, operational and stock price performance, as well as individual performance. We view two components of our total compensation program – annual incentive compensation and equity-based compensation – as being performance-based and/or “at risk.” Executives with greater responsibilities and the ability to directly impact our strategic and operational goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved. Therefore, the more senior the executive the greater the percentage of total compensation is in the form of performance-based and/or “at risk” compensation.

Long-term incentive compensation should align executives’ interests with our shareholders’ interests to further the creation of long-term shareholder value	Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects and incentivize executives to manage our company from the perspective of owners with a meaningful stake, and to encourage them to remain with us for long and productive careers. Our stock ownership guidelines further enhance the incentive to create long-term shareholder value. Equity-based compensation also subjects our executives to market risk, a risk also borne by our shareholders.

This philosophy is the basis of the Compensation Committee’s decisions regarding each of the following three components of pay: base salary, annual incentive compensation and equity-based compensation, each of which is discussed in detail below. The Compensation Committee does not decrease total direct compensation based upon realized or unrealized gains from prior compensation nor does it increase or decrease total direct compensation to compensate for stock price fluctuations. The Compensation Committee believes that doing so would reduce the motivation for continued high achievement and lower the correlation to gains or losses of our shareholders. Similarly, our severance and change in control arrangements, which we discuss later in this proxy statement under the heading “Potential Payments Upon Termination or Change-in-Control” on page 62, have not affected the Compensation Committee’s decisions regarding other components of compensation. Those arrangements serve very specific purposes that are unrelated to the determination of an NEO’s total direct compensation for a specific year.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION PHILOSOPHY/PROGRAM DESIGN

Compensation Setting Process

Annually, the Compensation Committee evaluates the design and competitiveness of SBA’s executive compensation program. As discussed above under the responsibilities of the Compensation Committee on page 19, the Compensation Committee has authority to retain compensation consultants, outside legal counsel and other advisors as it deems appropriate to assist in fulfilling its responsibilities. For 2022, the Compensation Committee selected and retained F.W. Cook & Co., Inc. (“FW Cook”) to:

>	review those companies that comprise our Peer Group and propose changes if necessary;

>	provide a competitive analysis of our compensation components for our NEOs against our 2022 Peer Group;

>	assist in the design of the executive compensation program and the determination of 2022 compensation for our NEOs;

>	perform a competitive analysis of compensation levels for non-employee directors and provide recommendations for our director compensation program; and

>	review this Compensation Discussion and Analysis.

FW Cook does not perform any other services for SBA other than its consulting services to the Compensation Committee. The Compensation Committee has reviewed the independence of FW Cook in light of SEC rules and Nasdaq Listing Standards regarding compensation consultants and has concluded that FW Cook’s work for the Compensation Committee during 2022 did not raise any conflict of interest and that FW Cook is independent.

Evaluating Compensation Program Design and Relative Competitive Position

At the beginning of the executive compensation setting process each year, the Compensation Committee considers the results of the prior year advisory vote on our say-on-pay proposal and the results of shareholder engagement, including the outreach discussed earlier on page 4. In addition, the Compensation Committee, in consultation with its independent compensation consultant, FW Cook, assesses the executive compensation program design and its relative competitive position by (i) reviewing the continued suitability of the current companies within the peer group and (ii) identifying potential candidates for addition to the peer group, based on US-based public companies in related industries that fall within 1/3X–3X SBA’s size relative to the identified measures.

The Compensation Committee strives to select companies that are of similar size (based on revenues, EBITDA/FFO, market capitalization and enterprise value), operate in similar business areas (i.e., companies that are either in the communications industry or REIT industry) and compete for the same talent. While the Compensation Committee endeavors to select peer companies that are similar to SBA with respect to all these criteria, it recognizes that it cannot develop a peer group in which all companies satisfy all criteria. The Compensation Committee believes that, given the relatively high market capitalization to revenue ratio that has been characteristic of the communications infrastructure industry, including SBA and the two other public tower companies, American Tower and Crown Castle International, it would be detrimental to SBA and shareholders to focus primarily on any one factor, such as revenues, when selecting peer companies as this could adversely affect its ability to attract and retain high-quality executive talent.

2022 Peer Group. In mid-2021, the Compensation Committee requested that FW Cook reevaluate the companies that comprise the Peer Group to determine if the Peer Group continues to reflect the size and other characteristics of SBA. Based on such review, FW Cook recommended, and the Compensation Committee approved, maintaining the same peer companies for 2022 compensation setting purposes as those that were used in 2021.

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The table below sets forth the companies included within the 2022 Peer Group.

2022 Peer Group

American Tower Corporation

Avalonbay Communities, Inc.

Camden Property Trust

Crown Castle International Corp.

CyrusOne, Inc.

Digital Realty Trust, Inc.

Duke Realty Corporation

Equinix, Inc.

Essex Property Trust, Inc.

Extra Space Storage, Inc.

Healthpeak Properties, Inc. Iron Mountain Inc. Lamar Advertising Company OUTFRONT Media Inc. Prologis Inc. Public Storage Uniti Group Inc. Ventas, Inc. Viasat, Inc. Welltower, Inc.

The table below reflects SBA’s position compared to the 25th, median and 75th percentile of the 2022 Peer Group with respect to the four measures identified by the Compensation Committee.

	For the four quarters ended June 30, 2021		As of Sept. 30, 2021

Company	Revenue	FFO(1)	Market Cap	Ent. Value

75th Percentile	$4,335	$1,530	$44,430	$59,237

Median	2,326	839	21,259	27,830

25th Percentile	1,405	518	12,303	17,124

SBA Communications	$2,183	$1,014	$36,215	$50,196

-- Percentile Rank	46th	58th	69th	69th

Data Source: S&P’s Capital IQ ($M)

(1) Excludes Viasat as it does not report FFO.

Once the 2022 Peer Group had been selected, the Compensation Committee began the 2022 executive compensation setting process by reviewing historical compensation data and estimated 2022 target compensation levels of the 2022 Peer Group. The Compensation Committee sets target compensation in January and February of each year. Therefore, the historical compensation data available to the Compensation Committee is based principally upon the data available from each company’s prior year’s proxy statement (which reflects compensation paid for two years prior). Estimated 2022 compensation levels were based on an assumed four percent increase to prior year base salaries and target total cash compensation and a nine percent increase to long term incentive awards, unless a company had actually disclosed a different increase or reduction prior to the time that the estimated target compensation levels were calculated. The assumed rates of annual increases were based on a multi-year analysis of Peer Group compensation increases.

Based upon the factors set forth above, FW Cook prepared a review of the compensation data for the 2022 Peer Group for the Compensation Committee. The Compensation Committee compared (1) base salaries, (2) target total cash compensation (salary plus annual bonus target), (3) long-term incentive, or LTI, awards and (4) target total direct compensation, or TDC, (salary plus annual bonus target plus value of LTI) payable to each NEO to the 25th percentile, the median and 75th percentile target opportunity of the 2022 Peer Group. In addition, the Compensation Committee reviewed these metrics against the average of the ten middle companies in the 2022 Peer Group. The Compensation Committee uses the average of the middle ten as a supplemental data point as it is a statistical measure of the midpoint of the Peer Group compensation data, and has the benefit of being less volatile than the commonly used median.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

The Compensation Committee seeks to set base salaries and target total cash compensation at approximately the median of the Peer Group. The Compensation Committee then uses long-term incentive awards, which are completely “at-risk” to ensure that total direct compensation is at the level that the Compensation Committee believes is appropriate for the executive, which may be above or below the median of the Peer Group. The Compensation Committee utilizes this comparative data as an important, but not sole, means to ensure that SBA is setting target compensation at a competitive level.

2023 Peer Group. In mid-2022, the Compensation Committee requested that FW Cook reevaluate the companies that comprise the Peer Group to determine if the Peer Group continues to reflect the size and other characteristics of SBA. Based on such review, FW Cook recommended, and the Compensation Committee approved, removing CyrusOne and adding Equity Residential, while maintaining the remaining peer companies used in 2022 for the 2023 compensation setting purpose.

Evaluating Company and NEO Performance

Annually, our CEO provides the Compensation Committee a performance assessment for each named executive officer, including himself, and a compensation recommendation for each named executive officer, other than himself. The performance assessment includes an analysis of SBA’s performance against each of its quantitative and qualitative metrics and an evaluation of the contributions of each NEO to such performance. Our CEO also reviews each executive’s three-year compensation history and current compensation data provided by our independent compensation consultant. On the basis of this evaluation, our CEO provides the Compensation Committee recommendations regarding base salary levels for the upcoming year, an evaluation of the extent to which the NEO met his annual incentive plan target, and the aggregate total long-term incentive value that each NEO should receive. In addition, the CEO offers his proposal for the performance metrics, relative weightings and threshold and target levels for our annual incentive compensation for the upcoming year.

Establishing Individual Executive Compensation Packages

The Compensation Committee conducts an annual review of the executive compensation packages. Based on this review, the Compensation Committee approves, after considering the CEO’s recommendations, the following:

>	base salary changes;

>	any amounts earned under the previous year’s annual incentive compensation program;

>	performance metrics, performance targets and annual bonus target under the annual incentive compensation program for the current year; and

>	annual long-term incentive awards.

The Compensation Committee also approves such compensation package components for the CEO.

Executive Compensation Components and 2022 Compensation Decisions

To achieve its compensation philosophy and objectives, the Compensation Committee has utilized three components of total direct compensation: (1) base salary, (2) annual incentive compensation and (3) long-term equity-based incentive compensation. As previously stated, we do not currently provide our NEOs with a pension plan, deferred compensation or other long-term incentive compensation other than the ability to contribute their earnings to SBA’s 401(k) Plan on the same basis available to all employees of SBA.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

As discussed further below, each element of our 2022 compensation program is intended to encourage and foster the following results and behaviors.

We designed our compensation program to provide executives the appropriate incentives to pursue quality long-term growth without encouraging inappropriate risk taking. As discussed below, under our program, our annual incentive opportunities are capped for each of our NEOs. Our equity-based incentive compensation component consists of restricted stock units, of which one-third were in the form of time based restricted stock units (“Time RSUs”), which vest over three years, and two-thirds were in the form of three-year performance-based restricted stock units (“Performance RSUs”). The Performance RSUs are divided equally, with (i) 50% earned based on the cumulative AFFO per share that we are able to deliver and (ii) 50% earned based on our TSR relative to the TSR of the S&P 500, in each case over a three-year performance period.

The Compensation Committee selected AFFO per share as one of the two Performance RSU metrics as it believes that AFFO per share is the primary metric that investors and analysts evaluate in establishing the long-term valuation of wireless communications tower companies and REITs such as SBA.

The Compensation Committee selected relative TSR, rather than an absolute metric, as the second performance metric as it believes that relative TSR most accurately reflects management’s success in delivering value to shareholders, rather than just the performance of the market in general. We believe that this component of our long-term incentive program is responsive to our shareholders expressed positions and continues to align our executives’ interests with the interests of shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

Base Salaries

Why we pay base salaries. The Compensation Committee believes that payment of competitive base salaries is an important element for attracting, retaining and motivating our executives. In addition, the Compensation Committee believes that having a certain level of fixed compensation allows our executives to dedicate their full-time business attention to our company. Each executive’s base salary is designed to provide the executive with a fixed amount of annual compensation that is competitive with the marketplace.

How base salaries are determined. To the extent that we have entered into an employment agreement with a NEO, such employment agreement provides a minimum level of base salary for the NEO. The Compensation Committee, however, can increase each officer’s salary as it deems appropriate. At the beginning of each fiscal year, the Compensation Committee reviews our CEO’s salary recommendations for each other NEO, and then establishes salaries for such year through Compensation Committee deliberations. When we set the base salaries for the NEOs, we consider a number of factors, including compensation market data discussed above, the position’s complexity and level of responsibility, the position’s importance in relation to other executive positions, and the assessment of the executive’s performance and other circumstances, including, for example, time in position. In addition, the Compensation Committee takes into consideration evaluations of each individual NEO, market changes and the economic and business conditions affecting SBA at the time of the evaluation.

2022 Base Salary Decisions. In early 2022, the Compensation Committee evaluated the base salaries of the NEOs based on an evaluation of the 2022 Peer Group compensation data. Based on such evaluation, the Compensation Committee decided to increase salaries by 3.4% for Mr. Stoops and by a range of 3.2% to 4.4% for our other NEOs. As a result of the increase, Mr. Stoops’ base salary was slightly above the base salary of the median and the average of the middle ten companies within the 2022 Peer Group. However, Mr. Stoops’ target bonus opportunity (150% of base salary as discussed below) was at the 25th percentile. Consequently, Mr. Stoops’ target total cash compensation (base salary plus target annual cash incentive compensation) was slightly below both the median for the 2022 Peer Group and average of the middle ten companies within the 2022 Peer Group.

Annual Incentive Compensation

Our annual incentive compensation program has traditionally consisted of an annual cash bonus payment that we award based on (1) achievement of company-wide annual performance measures and (2) the Compensation Committee’s subjective evaluation of the executive’s contribution to SBA’s other financial, operational and qualitative metrics during the year. The Compensation Committee believes that by providing annual incentive compensation in the form of a cash bonus, it achieves an appropriate balance between cash (salary and annual incentive) and non-cash annual compensation for our NEOs.

Why we pay annual incentive compensation. The Compensation Committee believes that the annual incentive compensation program encourages executive officers to focus on those short-term financial, operational and qualitative performance metrics that will be the basis of long-term growth. The Compensation Committee annually reviews, and revises if necessary, the appropriateness of each of these performance metrics, their correlation to SBA’s overall growth strategy and the impact of such performance metrics on long-term shareholder value.

How annual incentive compensation awards are determined. Annual incentive compensation awards in 2022 were determined in five steps:

(1)	determination of the annual bonus target for each NEO, expressed as a percentage of base salary;

(2)	establishment of (a) the company-wide financial performance metrics and (b) the other financial, operational and qualitative metrics for use in the Compensation Committee’s subjective evaluation;

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(3)

determination of the percentage of the annual bonus target that will be earned based upon (a) the company-wide performance metric(s) and (b) the Compensation Committee’s subjective evaluation of the NEO;

(4)	approval of the minimum, budget, stretch and maximum levels of each performance metric for such year and the amount of annual bonus target that will be earned for achievement of such level; and

(5)	upon completion of the year, a review of SBA’s and the NEO’s performance against such performance metrics.

How performance is measured. At the end of each year, the Compensation Committee determines the level at which SBA met its company-wide performance metric(s). For 2022, achievement at the minimum level (set slightly below budget), entitled the NEO to approximately 50% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the budget level entitled the NEO to 75% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the stretch level entitled the NEO to 100% of the amount of bonus earnable by the NEO for the applicable performance metric. Achievement at the maximum level entitled the NEO to 200% of the amount of bonus earnable by the NEO for the applicable performance metric. If SBA achieves between (i) the minimum level and the budget level, (ii) the budget level and the stretch level, or (iii) the stretch level and the maximum level, the amount of the bonus payment with respect to that metric will be calculated on a linear basis.

With respect to the subjective component of the annual cash incentive compensation, the Compensation Committee first determined the extent to which SBA met the selected financial, operational and qualitative metrics that were set at the beginning of the year and then evaluated, based on the CEO’s recommendation, the contribution that each executive made in the attainment of such metric. The subjective component, similar to the financial and/or operational performance metrics, was awarded a score, with approximately 50% being performance at the minimum level for which a bonus would be awarded, 75% for performance at budget or expected levels, 100% for an excellent year and 200% for an extraordinary year. This evaluation, which is inherently subjective and depends on an overall analysis of the effectiveness of the individual executive and his contribution to SBA’s performance, allows the Compensation Committee to take into account events and priorities for a given fiscal year that were not evident or budgeted for at the beginning of such year, to the extent appropriate.

In determining annual incentive compensation, the Compensation Committee calculates the actual results during the year on a constant currency basis (utilizing the budgeted exchange rates to eliminate the impact of movements in foreign currency) due to the belief that an individual should not benefit nor be penalized as a result of movements in foreign currency that are outside their control. No adjustments are made to equity-based compensation for movements in foreign currency exchange rates, consistent with the impact of such movements to our shareholders.

2022 Annual Incentive Compensation Decisions

For 2022, the Compensation Committee maintained the annual incentive compensation program from 2021, allocating 60% of the bonus target to the achievement of financial metrics, equally divided between Adjusted EBITDA and AFFO per share. The bonus targets remained at 150% of base salary for Mr. Stoops and 100% for the other NEOs and the bonus opportunity cap remained at 200% of the annual bonus target for each of the NEOs. As a result, for 2022:

>

30% of each NEO’s annual bonus target was based on the performance level of Annualized Adjusted EBITDA achieved. We continue to believe that Adjusted EBITDA is one of our most important performance metrics, used by investors, shareholders and creditors as an indicator of the performance of

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

our core operations. Furthermore, Adjusted EBITDA is a metric that every NEO can impact and therefore serves as an appropriate measure of company-wide performance. Based on the growing contribution of our international operations to SBA’s overall results and the volatility of the certain currencies in which we conduct business, the Compensation Committee measured Annualized Adjusted EBITDA on a constant currency basis utilizing exchange rates used in establishing the budget. The Compensation Committee believes that this allows it to more accurately capture the operating results of the business as impacted by the NEO.

>

30% of each NEO’s annual bonus target was based on the performance level of AFFO per share achieved. Like many REITs, our investors look to AFFO per share as one of the primary metrics that underscores the strength of our business. Based on the growing contribution of our international operations to SBA’s overall results and the volatility of the certain currencies in which we conduct business, the Compensation Committee measured AFFO per share on a constant currency basis utilizing exchange rates used in establishing the budget. The Compensation Committee believes that this allows it to more accurately capture the operating results of the business as impacted by the NEO.

>

40% of each NEO’s annual bonus target was based on an evaluation of the extent to which SBA met selected financial, operational and qualitative metrics and the Compensation Committee’s analysis of the contribution that each NEO made in the attainment of such metric. For 2022, these metrics included (1) financial and operational metrics such as (i) tower acquisitions and ground lease extensions and acquisitions, (ii) leasing results on owned towers, (iii) the financial and operational performance of SBA’s international operations and (iv) total cash selling, general and administrative costs as a percentage of total cash revenue, and (2) qualitative metrics such as (a) institutional contribution, including cross-departmental collaboration, succession planning, leadership and personnel development, improved employee diversity statistics and improved business processes and communications, and (b) executive performance, which includes numerous areas of focus, based on the executive, including regulatory compliance, audit results, capital allocation and ESG-related improvement. Based on his responsibilities, each NEO was assigned three to four of these financial, operational or qualitative metrics upon which he was evaluated.

The table below sets forth the performance levels set by the Compensation Committee for Annualized Adjusted EBITDA, reflected in millions, and AFFO per share for 2022 and the actual amount achieved in 2022.

	Minimum* (50%)	Budget* (75%)	Stretch* (100%)	Maximum* (200%)	Actual(3)
Annualized Adjusted EBITDA(1)	$1,702	$1,737	$1,772	$1,841	$1,853
AFFO per share(2)	$11.42	$11.65	$11.88	$12.35	$12.18
*

Financial targets disclosed in this section are done so in the limited context of our annual incentive compensation program and are not statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

(1)	Annualized Adjusted EBITDA is defined as Adjusted EBITDA minus annual tower cash flow, plus four (4) times tower cash flow for the fourth quarter.
(2)	Please refer to Appendix A for the calculation of AFFO per share.
(3)

For purposes of determining annual incentive compensation, Annualized Adjusted EBITDA and AFFO per share are calculated on a constant currency basis utilizing the budgeted exchange rates and exclude the impact of non-core income and expenses.

In early 2023, the Compensation Committee reviewed SBA’s 2022 Annualized Adjusted EBITDA and AFFO per share performance against the minimum, budget, stretch and maximum levels. The Compensation Committee determined that Annualized Adjusted EBITDA was above the maximum level and that AFFO per share was above

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the stretch level but below the maximum level. As a result, each NEO earned 200.0% and 163.7% of their respective opportunity for Annualized Adjusted EBITDA and AFFO per share results.

The table below sets forth the financial and operational metrics that were established at the beginning of the period as part of the 2022 annual incentive compensation program as well as (i) the minimum, stretch and maximum performance levels established by the Compensation Committee and (ii) the actual 2022 performance achieved as a percentage of the budget/target performance level. The Compensation Committee selected these financial and operational metrics and it believed that each of these metrics were contributors to the overall performance of SBA as the metric either contributed to increased revenue or reduced expenses that could be directly impacted by the executive.

($ in millions) Financial or Operational Metric	Minimum	Budget/ Target	Stretch	Maximum	2022 Actual Performance Score Earned
U.S. Tower Acquisitions	$150	$200	$250	$450	—
International Tower Acquisitions	$150	$200	$250	$450	200%
Ground Lease Extensions and Acquisitions	$37.5	$41.7	$45.9	$58.4	106.2%
Domestic Leasing Results (BBE)	0.200	0.240	0.264	0.336	75%
Services Gross Profit	$41.0	$45.5	$50.1	$72.9	200%
International Performance:
New Builds	491	545	600	763	—
Organic Lease-Up	$9.7	$10.8	$11.9	$15.1	200%
International Adjusted EBITDA	$296.6	$309.0	$321.3	$346.0	131.6%
Cash SG&A as % of Cash Revenue	6.43%	6.18%	5.94%	5.51%	69.9%

The Compensation Committee then reviewed the extent to which SBA met its financial and operational metrics. The Compensation Committee noted that while SBA was below the minimum performance level for three of the metrics, it surpassed budget for the other six metrics (exceeding target for two of the six metrics and maximum for three of the six metrics). Finally, the Compensation Committee evaluated the contribution that each NEO made to these financial and operational metrics and the performance of the NEO against the other qualitative measures that the Compensation Committee believed strengthened SBA for the long-term and thereby created value for shareholders. In connection with such evaluation, the Compensation Committee cited the following:

>	Successful integration of Tanzania, and completions of material international acquisitions, including a material portfolio in Brazil and a data center acquisition in Brazil;

>	Strong international organic lease-up that exceeded the maximum level, despite the continued negative impacts of the COVID-19 pandemic, which had a greater impact on our international operations;

>

Successful implementation of our executive succession plans as we efficiently and smoothly transitioned the responsibilities of both our President – International and our General Counsel and Chief Administrative Officer to internally developed candidates;

>

Continued development of a strong corporate infrastructure to support our international growth, including hiring, training and expanding strong international management teams and implementing other processes to help lay the foundation for future growth;

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

>	Continued success in preserving the benefits of the business model and defending our business terms despite pricing, churn and other pressures from customers and competitors;

>	Record services results;

>	Successful rollout of new information technology, automation and data analytics programs and processes;

>	Successful completion of a securitization debt financing in a difficult interest rate environment;

>

Robust talent development efforts, including recruitment, integration and continued development of next-level successors, and progress on a variety of HR initiatives, including enhancing diversity, equity and inclusion in hiring decisions; and

>	Exemplary compliance and audit results.

Based on these financial and operational results and these evaluations, the Compensation Committee then approved the 2022 bonuses for each of the NEOs. The table below sets forth, in dollars and percentages, the annual bonus target of each of our NEOs in 2022 and the annual incentive bonus earned by each NEO for his 2022 performance as a percentage of annual bonus target.

	Annual Bonus Target		Incentive Bonus Earned
Executive Officer	% of Base Salary	$	% of Annual Bonus Target	$
Jeffrey A. Stoops	150%	$1,597,500	147%	$2,350,000
Brendan T. Cavanagh	100%	$680,000	145%	$986,680
Kurt L. Bagwell	100%	$675,000	149%	$1,006,425
Thomas P. Hunt	100%	$675,000	141%	$952,425
Jason Silberstein	100%	$565,000	149%	$842,415

Equity-Based Compensation

Why we pay equity-based compensation. The Compensation Committee’s philosophy is that a majority of an executive’s compensation should be based directly upon the value of long-term incentive compensation in the form of equity awards so as to align the financial interests of our executives with those of our shareholders. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in our growth and prosperity (through grants of equity-based compensation), while maintaining other components of our compensation program at competitive levels, will incentivize and reward executives for sound business management, develop a high-performance team environment, foster the accomplishment of short-term and long-term strategic and operational objectives and compensate executives for improvement in shareholder value, all of which are essential to our ongoing success.

How equity-based compensation is determined. Annually, the Compensation Committee evaluates the appropriate form and mix of equity-based compensation that SBA will grant as part of its long-term incentive compensation and approves the dollar value of long-term equity awards that will be granted to each NEO. In addition, the Compensation Committee approves the final list of equity award recipients.

Initially, the Compensation Committee reviews the various forms of equity that may be awarded, including stock options, restricted stock units and other forms of equity-based compensation and receives reports from its compensation consultant with alternatives and recommendations. For the 2022 compensation program, the

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

Compensation Committee continued the structure of the equity awards, providing 2/3rds of the equity award in the form of three-year Performance RSUs and 1/3rd in the form of Time RSUs, which vest over three years.

For 2022, the Compensation Committee maintained the same two financial metrics upon which the Performance RSUs would vest:

>	50% are earned based on the cumulative AFFO per share that we are able to deliver over the three-year period, measured against pre-established metrics; and

>	50% are earned based on our TSR relative to the TSR of the S&P 500, over the three-year performance period.

In connection with the award of the Performance RSUs, the Compensation Committee established a threshold, target and maximum performance level and determined the percentage of the RSUs that would be earned at each performance level as set forth below:

AFFO Per Share RSUs		Relative TSR RSUs
Performance Level	Vesting*	Performance Level	Vesting*
Threshold	50%	25th Percentile	50%
Target	100%	50th Percentile	100%
Maximum	200%	85th Percentile	200%
*	Performance between the performance levels would be calculated linearly.

The Compensation Committee then approves a target dollar value of the long-term incentive grants (“LTI Value”) for each NEO based on a review of the Peer Group analysis and an evaluation of the individual NEO’s responsibilities, contributions and performance in the prior year. Once a target LTI Value is approved, the Compensation Committee then determines the target number of restricted stock units for each form of equity award based on dividing one-third of the LTI Value by a derived price equal to the average closing price of our common stock in the two calendar months of January and February (the “derived price”). The Compensation Committee believes that utilizing a two-month measurement period is appropriate because a longer reference period mitigates the potential short-term volatility of SBA’s stock price.

2022 Long-Term Incentive Awards. For 2022, the absolute LTI Value granted to our NEOs increased slightly, with our CEO LTI value increasing 6.2% and the increases for our other NEOs ranging from 6.5% to 8.1%. Specifically, the Compensation Committee approved the following LTI Value, Performance RSU and Time RSU awards for our NEOs:

Officer	2022 Long-Term Incentive Target Value ($)[1]	2022 Performance RSUs (#)[1]		2022 Time RSUs (#)
		AFFO	Relative TSR
Jeffrey A. Stoops	$8,600,000	8,894	8,894	8,894
Brendan T. Cavanagh	$3,350,000	3,465	3,465	3,465
Kurt L. Bagwell	$3,300,000	3,413	3,413	3,413
Thomas P. Hunt	$3,300,000	3,413	3,413	3,413
Jason V. Silberstein	$2,550,000	2,637	2,637	2,637
[1]

Performance RSUs are awarded at target, but can be forfeited, earned partially or earned at up to 200% based on the AFFO generated and the performance of our relative TSR, in each case over the three-year period. For accounting purposes, the grant date fair value of the Performance RSUs that are based on relative TSR performance is based on a Monte Carlo valuation. Consequently, the grant date fair value included in the Summary Compensation Table may vary from the target value set forth above.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

The Performance RSUs and the Time RSUs were granted on March 4, 2022, with the three-year performance period for the Performance RSUs commencing on January 1, 2022. The actual grant date value of the restricted stock units granted to our NEOs is set forth under “Stock Awards” on the “Summary Compensation Table” later in this proxy statement. Year-over-year increases in LTI values shown in the Summary Compensation Table are influenced by the difference between the derived price used to determine the number of restricted stock units awarded and the fair market value of such awards on the date of grant as well as the impact of the Monte Carlo valuation used for accounting valuation purposes for the Relative TSR RSUs. This differential can fluctuate materially based on market conditions on the date of grant. Consequently, we believe that the year-over-year change in LTI values approved by the Compensation Committee, as described above, is a more accurate indication of compensation actions taken by the Compensation Committee.

Payout Under the 2020 Performance RSUs

In early 2023, the Compensation Committee evaluated the performance of SBA’s cumulative AFFO per share for the relevant three-year performance period against the pre-established levels and SBA’s relative TSR against the S&P 500 for the three-year performance period. As indicated below, (1) our AFFO per share for the three-year period exceeded the maximum, consequently these PSUs paid out at 200% of target and (2) our relative TSR for the three-year period was slightly below the 50th percentile and therefore these PSUs paid out at 92.5% of target.

Other Benefits

We do not provide pension, supplemental retirement benefits or material perquisites to our executives as they are not tied to performance. Consequently, “All Other Compensation” constitutes less than 0.15% of the total compensation paid during 2022 to our CEO or any of our other NEOs.

Our NEOs are eligible to participate in our active employee flexible benefits plans, which are generally available to all full-time employees. Under these plans, all employees are entitled to medical, vision, dental, life insurance and long-term disability coverage. All full-time employees are also entitled to vacation, sick leave and other paid holidays. SBA also provides all full-time employees, including our NEOs, with a 75% match on their 401(k) contributions up to $4,000. In addition to the benefits provided to all full-time employees, SBA’s officers, including our NEOs, are provided supplemental medical insurance for which SBA pays the premiums. The Compensation Committee believes that SBA’s commitment to provide these employee benefits recognizes that the health and well-being of SBA’s NEOs contributes directly to a productive and successful work life that enhances results for SBA and its shareholders.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

Severance and Change in Control Benefits

We currently have employment agreements with each of Messrs. Stoops and Cavanagh that provide for certain severance payments and benefits if the executive’s employment terminates under certain circumstances, including as a result of, or following, a change in control. These severance payments are greatly reduced, or in the case of executives who are “retirement eligible” (as defined in our equity plan retirement policy) limited, in the event of a covered termination not associated with a change in control. These severance and change in control severance benefits, as well as a summary of potential payments relating to these and other termination events, can be found under the heading “Potential Payments Upon Termination or Change-in-Control” on page 62.

Other Compensation Practices

Equity Grant Practices. It is the Compensation Committee’s practice to ensure that equity awards are not impacted by the release of material non-public information. Traditionally, the Compensation Committee has granted employee and executive officer equity awards after the release of SBA’s annual financial and operational results.

Officer and Director Stock Ownership Guidelines. Our Stock Ownership Guidelines establish minimum equity ownership requirements for our CEO, our Executive Vice Presidents, each of our other officers and each member of our Board. The purposes of the Guidelines are to align the interests of those officers and directors with the interests of shareholders and further promote our commitment to sound corporate governance. The minimum required ownership is determined (i) with respect to each officer, as a multiple of the officer’s annual base salary as of the date of calculation and (ii) with respect to each director, as a multiple of the director’s annual retainer as of the date of calculation and, in each instance, then converted to a fixed number of shares. As of December 31, 2022, the minimum ownership levels are as follows:

Position	Multiple of Base Salary or Annual Retainer
CEO	6x Base Salary
Executive Vice Presidents	3x Base Salary
Other Officers	1x Base Salary
Director	5x Annual Retainer

The Guidelines provide that (1) outstanding shares directly owned, (2) outstanding shares indirectly owned (but only to the extent that the officer or director has an economic interest in, or a voting right over, such shares) and (3) shares held in savings, retirement or deferred compensation plans may be included in determining whether an officer or a director has met the minimum ownership requirement. Until an officer or director has met his or her minimum required ownership, he or she must retain 100% of all shares, net of taxes, received from the settlement of restricted stock unit awards granted under our incentive plans. Shares that are used in determining if an officer or a director has met the minimum ownership requirements may not be pledged.

Prohibition on Hedging. Officers, directors and employees and their respective family members are not permitted to enter into hedging arrangements with respect to shares of SBA Class A Common Stock that they beneficially own.

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COMPENSATION DISCUSSION AND ANALYSIS  >  COMPENSATION COMPONENTS AND DECISIONS

Tax Deductibility of Compensation

Code Section 409A. Under Section 409A of the Code, amounts deferred by an NEO under a nonqualified deferred compensation plan (including certain severance plans) may be included in gross income when earned and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. We administer our plans consistent with Section 409A requirements and have amended plan documents to reflect Section 409A requirements.

Code Sections 280G and 4999. Sections 280G and 4999 of the Code limit a public company’s ability to take a tax deduction for certain “excess parachute payments” (as defined in Sections 280G and 4999) and impose excise taxes on each executive that receives “excess parachute payments” in connection with his or her severance from a public company in connection with a change in control. The Compensation Committee considers, as one of many factors, the adverse tax liabilities imposed by Sections 280G and 4999, as well as other competitive factors, when it structures certain post-termination compensation payable to our NEOs. The potential adverse tax consequences to our company and/or the executive, however, are not necessarily determinative factors in such decisions.

Non-GAAP Reconciliation

This Compensation Discussion and Analysis includes the following non-GAAP financial measures: Annualized Adjusted EBITDA, Adjusted EBITDA Margin, AFFO per share, Tower Cash Flow, Tower Cash Flow Margin and Return on Invested Capital. Please see Appendix A of this proxy statement for a reconciliation of such measures.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Respectfully submitted by the Compensation Committee of the Board,

The Compensation Committee

Jack Langer

Kevin L. Beebe

Mary S. Chan

Duncan H. Cocroft

April 5, 2023

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents certain summary information for the fiscal years ended December 31, 2022, 2021 and 2020 concerning compensation earned for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers, in each instance whose total compensation exceeded $100,000 during the fiscal year ended December 31, 2022. We refer to these officers collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)

Jeffrey A. Stoops	2022	1,065,000	9,901,690	2,350,000	18,064(4)	13,334,754
President and	2021	1,030,000	7,172,549	1,776,750	15,880	9,995,179
Chief Executive Officer	2020	1,000,000	10,198,671	1,603,500	16,873	12,819,044

Brendan T. Cavanagh	2022	680,000	3,857,585	986,680	25,468(4)	5,549,733
Executive Vice President	2021	654,000	2,744,822	740,590	21,592	4,161,004
and Chief Financial Officer	2020	615,000	3,824,502	657,435	16,465	5,113,402

Kurt L. Bagwell	2022	675,000	3,799,693	1,006,425	6,818(4)	5,487,936
Former Executive Vice	2021	654,000	2,744,822	701,088	21,592	4,121,502
President and President – International	2020	635,000	4,026,011	590,000	7,660	5,258,671

Thomas P. Hunt	2022	675,000	3,799,693	952,425	2,818(4)	5,429,936
Former Executive Vice President, Chief Administrative Officer and General Counsel	2021	654,000	2,744,822	701,088	17,592	4,117,502
	2020	635,000	4,026,011	691,515	886	5,353,412

Jason V. Silberstein	2022	565,000	2,935,772	842,415	18,436(4)	4,361,623
Executive Vice President – Site Leasing	2021	541,000	2,107,530	731,432	16,204	3,396,166
	2020	525,000	3,060,228	508,725	5,709	4,099,662

(1)

The amounts in these columns do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead, the amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock unit awards, refer to Note 13 to our financial statements for the year ended December 31, 2022, which are included in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC. Values shown above are based on grant date fair value of the awards, rather than the LTI values approved by the Compensation Committee as discussed on page 52.

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EXECUTIVE COMPENSATION  >  SUMMARY COMPENSATION TABLE

(2)

For Messrs. Stoops, Cavanagh, Bagwell, Hunt and Silberstein, $6,958,666, $2,711,016, $2,670,331, $2,670,331 and $2,063,189, respectively, of this amount represents the aggregate grant date fair value of Performance RSUs granted in 2022. The aggregate grant date fair value of the Performance RSUs was computed based on the probable outcome of the applicable performance target as of the grant date and 100% achievement of such performance target. The value of the Performance RSUs at the grant date assuming the highest level of performance achieved (earned at 200% of target) would be $13,917,331, $5,422,032, $5,340,662, $5,340,662 and $4,126,378 for Messrs. Stoops, Cavanagh, Bagwell, Hunt and Silberstein, respectively.

(3)

The amounts reported in this column reflect compensation earned for 2022, 2021 and 2020 performance under our annual cash incentive compensation program. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they were earned after finalization of our audited financial statements.

(4)

These amounts include (a) premiums paid by SBA pursuant to our supplemental medical insurance program of $14,064 for Mr. Stoops, $21,468 for Mr. Cavanagh, $2,818 for each of Messrs. Bagwell and Hunt and $14,436 for Mr. Silberstein and (b) other than Mr. Hunt, company matching contributions of $4,000 to each such named executive officer’s 401(k) plan. In addition, our NEOs are permitted from time to time to use our fractional interest corporate aircraft for personal use when not already committed to business use, upon reimbursement of all incremental costs to the Company.

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EXECUTIVE COMPENSATION  >  GRANTS OF PLAN-BASED AWARDS

Grants of Plan-Based Awards

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers in 2022 including: (1) the range of possible cash payouts under our annual incentive compensation program; (2) the grant date of equity awards; (3) the number of time-based and performance-based restricted stock units granted; and (4) the grant date fair value of the time-based and performance-based restricted stock unit grants calculated in accordance with FASB ASC Topic 718. The time-based and performance-based restricted stock unit awards were granted under SBA’s 2021 Performance and Equity Incentive Plan, which is discussed in greater detail in this proxy statement under the caption “Compensation Discussion and Analysis.”

Name	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All other stock awards: Number of shares of stock or units (#)(4)	Grant date fair value of stock awards ($)
	Threshold ($)	Target ($)(2)		Threshold (#)	Target (#)	Maximum (#)

Jeffrey A. Stoops	$798,750	$1,597,500	3/4/2022	4,447	8,894	17,788		$2,943,025
			3/4/2022	4,447	8,894	17,788		4,015,641
			3/4/2022				8,894	2,943,025

Brendan T. Cavanagh	340,000	680,000	3/4/2022	1,733	3,465	6,930		1,146,569
			3/4/2022	1,733	3,465	6,930		1,564,448
			3/4/2022				3,465	1,146,569

Kurt L. Bagwell	337,500	675,000	3/4/2022	1,707	3,413	6,826		1,129,362
			3/4/2022	1,707	3,413	6,826		1,540,970
			3/4/2022				3,413	1,129,362

Thomas P. Hunt	337,500	675,000	3/4/2022	1,707	3,413	6,826		1,129,362
			3/4/2022	1,707	3,413	6,826		1,540,970
			3/4/2022				3,413	1,129,362

Jason V. Silberstein	282,500	565,000	3/4/2022	1,319	2,637	5,274		872,583
			3/4/2022	1,319	2,637	5,274		1,190,606
			3/4/2022				2,637	872,583

(1)

The amounts in these columns reflect potential payments of annual cash incentive compensation based on 2022 performance. The 2022 annual cash incentive payments were made in March 2022. The actual amounts paid under our annual cash incentive compensation program are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

As described in the Compensation Discussion and Analysis section on page 47, each performance metric in the annual incentive compensation program has a minimum, budget, stretch and maximum level, entitling the officer to 50%, 75%, 100% or 200% of the amount of annual incentive compensation allocated to such metric. An executive would be entitled to receive 100% of his annual cash incentive bonus target if SBA and the individual met each of the performance metrics at the stretch level.

(3)

This column represents the number of Performance RSUs granted in 2022 to the named executive officers. The threshold, target and maximum amounts reflect the maximum number of shares that may be earned assuming that 50%, 100% and 200% of the applicable performance target is achieved. See note 2 to the Summary Compensation Table and page 56 of the Compensation Discussion and Analysis section for additional information.

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EXECUTIVE COMPENSATION  >  NARRATIVE DISCLOSURE TO COMPENSATION TABLES

(4)

This column represents the number of Time RSUs granted in 2022 to the named executive officers. These restricted stock units vest in three equal annual installments, beginning on March 4, 2023, the first anniversary of the grant date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

As discussed above under the caption “Compensation Discussion and Analysis,” we have entered into employment agreements with Messrs. Stoops and Cavanagh in order to further our ability to retain their services as executive officers of SBA. Prior to their retirement at the end of 2022, we also had employment agreements with Messrs. Bagwell and Hunt.

Material Terms of Employment Agreement with Mr. Stoops

Effective August 3, 2020 (as amended on October 1, 2021), we renewed our employment agreement with Mr. Stoops. Mr. Stoops’ employment agreement provides for him to serve in his present position until December 31, 2023. Under the employment agreement, Mr. Stoops is entitled to receive a base salary and an annual cash bonus based on achievement of performance criteria established by the Board of Directors. For 2021, Mr. Stoops had a minimum annual bonus target equal to 150% of his 2021 base salary. The employment agreement also provides for noncompetition, noninterference, non-disparagement and nondisclosure covenants.

Material Terms of Employment Agreements with Messrs. Cavanagh, Bagwell and Hunt

Effective October 1, 2021, we renewed our employment agreements with Messrs. Cavanagh, Bagwell and Hunt. The employment agreements with each of Messrs. Cavanagh, Bagwell and Hunt provide that the executive is entitled to receive a minimum base salary, set at the rate in effect immediately prior to the effective date of the employment agreement, which amount may be increased by the Board, and that each executive officer will have a minimum target bonus opportunity, which may be increased by the Board. The 2022 annual bonus targets were set at 100% of annual base salary for each of Messrs. Cavanagh, Bagwell and Hunt. In addition, each of the employment agreements provides for noncompetition, noninterference, non-disparagement and nondisclosure covenants.

Terminations and Change in Control Provisions

Each of the employment agreements with Messrs. Stoops and Cavanagh provide that upon termination of the executive’s employment without cause, or upon his resignation for good reason, he is entitled to receive certain benefits. A discussion of these benefits and how these provisions would be applied if any of Messrs. Stoops, Cavanagh, Bagwell, or Hunt had been terminated or if a change in control had occurred on December 31, 2022 can be found under the heading “Potential Payments Upon Termination or Change-in-Control” beginning on page 62. Such payments are subject to the executive’s execution of a full release and waiver of claims against SBA.

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EXECUTIVE COMPENSATION  >  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options and unvested restricted stock units for each named executive officer outstanding as of the end of the fiscal year ended December 31, 2022. Each stock option and restricted stock unit grant is shown separately for each named executive officer.

	OPTION AWARDS						STOCK AWARDS
Name	Equity Award Grant Date	Securities Underlying Unexercised Options (#)			Option Exercise Price	Option Expiration Date	Award Type		Number of Shares or Units of Stock that have not Vested ($)(6)	Market Value of Shares or Units of Stock that have not Vested ($)(6)	Equity Incentive Plan Awards
		Exercisable	Non-exercisable								Number of Unearned Shares, Units or Other Rights that have not vested (#)(6)	Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested ($)(6)
Jeffrey A. Stoops	3/6/18	137,601	—		156.50	3/6/25			—	—	—	—
	3/6/19	111,947	37,499	(1)	182.30	3/6/26	RSU	(2)	3,488	977,721	—	—
	2/25/20	—	—		—	—	RSU	(3)	3,256	912,689	—	—
	2/25/20	—	—		—	—	PSU1	(4)	—	—	19,536	5,476,136
	2/25/20	—	—		—	—	PSU2	(5)	—	—	9,768	2,738,068
	3/4/21	—	—		—	—	RSU	(3)	6,746	1,890,971	—	—
	3/4/21	—	—		—	—	PSU1	(4)	—	—	20,236	5,672,353
	3/4/21	—	—		—	—	PSU2	(5)	—	—	10,118	2,836,177
	3/4/22	—	—		—	—	RSU	(3)	8,894	2,493,077	—	—
	3/4/22	—	—		—	—	PSU1	(4)	—	—	17,788	4,986,154
	3/4/22	—	—		—	—	PSU2	(5)	—	—	8,894	2,493,077

		249,548	37,499						22,384	6,274,458	86,340	24,201,965

Brendan T. Cavanagh	3/6/18	50,212	—		156.50	3/6/25			—	—	—	—
	3/6/19	41,805	13,936	(1)	182.30	3/6/26	RSU	(2)	1,296	363,282	—	—
	2/25/20	—	—		—	—	RSU	(3)	1,221	342,259	—	—
	2/25/20	—	—		—	—	PSU1	(4)	—	—	7,326	2,053,551
	2/25/20	—	—		—	—	PSU2	(5)	—	—	3,663	1,026,776
	3/4/21	—	—		—	—	RSU	(3)	2,582	723,760	—	—
	3/4/21	—	—		—	—	PSU1	(4)	—	—	7,744	2,170,721
	3/4/21	—	—		—	—	PSU2	(5)	—	—	3,872	1,085,361
	3/4/22	—	—		—	—	RSU	(3)	3,465	971,274	—	—
	3/4/22	—	—		—	—	PSU1	(4)	—	—	6,930	1,942,548
	3/4/22	—	—		—	—	PSU2	(5)	—	—	3,465	971,274

		92,017	13,936						8,564	2,400,575	33,000	9,250,231

Kurt L. Bagwell	3/6/18	13,519	—		156.50	3/6/25			—	—	—	—
	3/6/19	15,791	14,696	(1)	182.30	3/6/26	RSU	(2)	1,367	383,184	—	—
	2/25/20	—	—		—	—	RSU	(3)	1,286	360,479	—	—
	2/25/20	—	—		—	—	PSU1	(4)	—	—	7,712	2,161,751
	2/25/20	—	—		—	—	PSU2	(5)	—	—	3,856	1,080,875
	3/4/21	—	—		—	—	RSU	(3)	2,582	723,760	—	—
	3/4/21	—	—		—	—	PSU1	(4)	—	—	7,744	2,170,721
	3/4/21	—	—		—	—	PSU2	(5)	—	—	3,872	1,085,360
	3/4/22	—	—		—	—	RSU	(3)	3,413	956,698	—	—
	3/4/22	—	—		—	—	PSU1	(4)	—	—	6,826	1,913,396
	3/4/22	—	—		—	—	PSU2	(5)	—	—	3,413	956,698

		29,310	14,696						8,648	2,424,121	33,423	9,368,801

Thomas P. Hunt	3/6/18	13,519	—		156.50	3/6/25			—	—	—	—
	3/6/19	14,695	14,696	(1)	182.30	3/6/26	RSU	(2)	1,367	383,184	—	—
	2/25/20	—	—		—	—	RSU	(3)	1,286	360,479	—	—
	2/25/20	—	—		—	—	PSU1	(4)	—	—	7,712	2,161,751
	2/25/20	—	—		—	—	PSU2	(5)	—	—	3,856	1,080,875
	3/4/21	—	—		—	—	RSU	(3)	2,582	723,760	—	—
	3/4/21	—	—		—	—	PSU1	(4)	—	—	7,744	2,170,721
	3/4/21	—	—		—	—	PSU2	(5)	—	—	3,872	1,085,360
	3/4/22	—	—		—	—	RSU	(3)	3,413	956,698	—	—
	3/4/22	—	—		—	—	PSU1	(4)	—	—	6,826	1,913,396
	3/4/22	—	—		—	—	PSU2	(5)	—	—	3,413	956,698

		28,214	14,696						8,648	2,424,121	33,423	9,368,801

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EXECUTIVE COMPENSATION  >  OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS						STOCK AWARDS
Name	Equity Award Grant Date	Securities Underlying Unexercised Options (#)			Option Exercise Price	Option Expiration Date	Award Type		Number of Shares or Units of Stock that have not Vested ($)(6)	Market Value of Shares or Units of Stock that have not Vested ($)(6)	Equity Incentive Plan Awards
		Exercisable	Non-exercisable								Number of Unearned Shares, Units or Other Rights that have not vested (#)(6)	Market or Payout Value of Unearned Shares, Units or Other Rights that have not vested ($)(6)
Jason V. Silberstein	3/6/17	32,930	—		115.17	3/6/24			—	—	—	—
	3/6/18	39,918	—		156.50	3/6/25			—	—	—	—
	3/6/19	33,444	11,148	(1)	182.30	3/6/26	RSU	(2)	1,037	290,682	—	—
	2/25/20	—	—		—	—	RSU	(3)	977	273,863	—	—
	2/25/20	—	—		—	—	PSU1	(4)	—	—	5,862	1,643,177
	2/25/20	—	—		—	—	PSU2	(5)	—	—	2,931	821,589
	3/4/21	—	—		—	—	RSU	(3)	1,982	555,574	—	—
	3/4/21	—	—		—	—	PSU1	(4)	—	—	5,946	1,666,723
	3/4/21	—	—		—	—	PSU2	(5)	—	—	2,973	833,362
	3/4/22	—	—		—	—	RSU	(3)	2,637	739,177	—	—
	3/4/22	—	—		—	—	PSU1	(4)	—	—	5,274	1,478,355
	3/4/22	—	—		—	—	PSU2	(5)	—	—	2,637	739,177

		106,292	11,148						6,633	1,859,296	25,623	7,182,383

(1)	The stock options awarded pursuant to this stock option grant vest and become exercisable in four equal annual installments on the anniversary of the grant date.

(2)	Time RSUs that vest in four equal annual installments on the anniversary of the grant date.

(3)	Time RSUs that vest in three equal annual installments on the anniversary of the grant date.

(4)	Performance RSUs that are earned and vest based on SBA’s cumulative AFFO over the 3-year performance period.

(5)	Performance RSUs that are earned and vest based on SBA’s relative TSR performance over the 3-year performance period.

(6)

The number of units and the market value is reflected (i) at target for (A) the Time RSUs and (B) the Performance RSUs based on SBA’s relative TSR performance and (ii) at maximum performance level for the Performance RSUs based on SBA’s cumulative AFFO. The market value of the Time RSUs and the Performance RSUs is calculated by multiplying the closing price of SBA’s Class A common stock on December 30, 2022 ($280.31) by the number of units.

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EXECUTIVE COMPENSATION  >  OPTION EXERCISES AND STOCK VESTED

Option Exercises and Stock Vested

The following table provides information concerning exercises of stock options and vesting of restricted stock units and the value realized on exercise of such stock options and vesting of restricted stock units on an aggregated basis during the fiscal year ended December 31, 2022 for each of the named executive officers.

	Option Awards		Stock Awards(1)
Name	Gross # of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(2)	# of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)

Jeffrey A. Stoops	—	$—	13,701	$4,424,118

Brendan T. Cavanagh	—	—	5,116	1,651,682

Kurt L. Bagwell	—	—	5,351	1,727,613

Thomas P. Hunt	—	—	5,351	1,727,613

Jason V. Silberstein	19,005	4,459,265	4,062	1,311,347

(1)	These columns reflect restricted stock units previously awarded to the named executive officers that vested during 2022.

(2)

The value realized on exercise for shares exercised is calculated by multiplying the number of shares times the difference between the closing price of Class A common stock on the date of exercise and the per share exercise price of the options.

(3)

Of these amounts, shares were withheld by us to cover tax withholding obligations as follows: Mr. Stoops, 4,573.74 shares; Mr. Cavanagh, 2,024.187 shares; Mr. Bagwell, 1,593.618 shares; Mr. Hunt, 0 shares and Mr. Silberstein, 0 shares.

(4)	Calculated based on the closing price of SBA Class A common stock on the business day prior to the applicable vesting dates.

Potential Payments Upon Termination or Change-in-Control

Our employment agreements with Messrs. Stoops and Cavanagh provide for severance payments under certain circumstances. Further, our employment agreements with Messrs. Bagwell and Hunt prior to their respective retirements at the end of 2022 also provided for severance payments under certain circumstances. The material terms of the severance provisions for the employment agreements in effect as of December 31, 2022 are as follows:

Covered terminations. The executive would receive severance payments if his employment were terminated (1) by SBA without cause or (2) by the executive for good reason (a “Covered Termination”) or (3) due to death or disability. The amount of such severance payments varies to the extent that such termination occurs (A) on or after a change in control, (B) six months prior to a change in control if it is reasonably demonstrated that such termination was in contemplation of the change in control, or (C) at the time an executive is “Retirement Eligible” (defined as a person who (i) is at least 55 years old, (ii) has worked for us for at least five years and (iii) the sum of his or her age and length of service is at least 70).

•

“Cause,” means any of the following events: (i) the officer’s willful, material violation of any law applicable to our business; (ii) the officer’s conviction of, or plea of “no contest,” to a felony; (iii) any willful

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perpetration by the officer of an act involving moral turpitude or common law fraud; (iv) any act of gross negligence by the officer in the performance of his duties; (v) any material violation by the officer of our Code of Ethics, or with respect to Mr. Stoops, our Code of Ethics and our Code of Conduct; (vi) any willful misconduct by the officer that is materially injurious to our company; (vii) the willful and continued failure or refusal of the officer to satisfactorily perform the duties reasonably required of him; (viii) any breach by the officer of provisions in his employment agreement relating to noncompetition, noninterference, non-disparagement and nondisclosure; or (ix) the indictment for any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or our property where such indictment has a material adverse impact on the officer’s ability to perform his duties.

•

“Good reason,” means any of the following events: (i) the officer’s position, title, duties, and reporting responsibilities in effect on the effective date become less favorable in any material respect, provided, however, that good reason will not have occurred if either (1) (a) the diminution in the officer’s position, duties or reporting responsibilities is solely and directly a result of SBA no longer being a publicly-traded company; (b) the event resulting in SBA no longer being a publicly-traded entity is a leveraged buyout, acquisition by a private equity fund and/or other similar “going private” transaction and is not as a result of the acquisition of SBA or its business by another operating company; and (c) the officer continues to hold the same position and title with SBA and no other act or omission has occurred that would constitute an event of good reason, or (2) the diminution in the officer’s position, duties or reporting responsibilities is during a period of physical or mental incapacity of the officer; (ii) a reduction in, or, in the case of Messrs. Cavanagh, Bagwell and Hunt, a change in the form of, the base salary, bonus, or material benefits, as of the effective date, other than an across-the-board reduction applicable to all of our senior executive officers; or (iii) the relocation, without the officer’s consent, of the officer’s principal place of business to a location that is more than 60 miles from the officer’s primary business location on the effective date.

•

A “change in control,” will be deemed to have occurred when (i) any person is or becomes the beneficial owner, directly or indirectly, of our securities representing 35% or more of the combined voting power of our then-outstanding securities; (ii) a majority of the Board of Directors is not constituted of (A) individuals who were on the Board as of the effective date (“Incumbent Directors”) and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest) whose appointment or election by the Board or nomination for election by our shareholders was approved or recommended by a vote of at least a majority of the Incumbent Directors; (iii) a merger or consolidation of our company is consummated, other than (A) a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent at least 50% of the combined voting power of the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of our company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the combined voting power of our then outstanding securities; or (iv) our shareholders approve a plan of complete liquidation or dissolution of our company or there is consummated an agreement for the sale or disposition of all or substantially all of our assets, other than a sale or disposition of all or substantially all of our assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of our company in substantially the same proportions as their ownership of our company immediately prior to such sale.

Stoops Severance Payment. Pursuant to Mr. Stoops’ employment agreement, upon the occurrence of a Covered Termination, Mr. Stoops would receive a severance payment equal to the sum of:

(a) an amount equal to the pro rata portion of the minimum annual bonus target for the period of service in the year in which the termination or resignation occurs; and

(b) an amount equal to the applicable multiple (as defined below) multiplied by the sum of Mr. Stoops’ (i) base salary for the year in which the termination or resignation occurs, (ii) reference bonus (as defined

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EXECUTIVE COMPENSATION  >  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

below) and (iii) reference benefits value (as defined below); provided, however, that Mr. Stoops will only be eligible to receive the amounts in this clause (b), if he is (A) not “Retirement Eligible” at the time of the termination or resignation or (B) such Covered Termination occurs after a change in control or within six months prior to a change in control and it is reasonably demonstrated that such Covered Termination was in contemplation of the Change in Control during such six month period.

“Applicable multiple,” means two, in the event the termination occurs prior to a change in control of SBA and three, in the event the termination occurs on or after a change in control of SBA. “Reference bonus” means the greater of (i) 75% of Mr. Stoops’ minimum annual bonus target for the year in which the termination or resignation occurs and (ii) 100% of the bonus paid for the year immediately preceding the year in which the termination or resignation occurred. “Reference benefits value” means the greater of (x) $33,560 and (y) the value of all medical, dental, health, life, and other fringe benefit plans for the year in which the termination or resignation occurs. Mr. Stoops’ severance payment is payable in a lump sum.

Cavanagh, Bagwell and Hunt Severance Payment. Pursuant to the respective employment agreement, upon the occurrence of a Covered Termination, Messrs. Cavanagh, Bagwell and Hunt would receive a severance payment equal to the sum of:

(a) an amount equal to the pro rata portion of the minimum annual bonus target for the period of service in the year in which the termination or resignation occurs; and

(b) an amount equal to the applicable multiple multiplied by the sum of such officer’s (i) base salary for the year in which the termination or resignation occurs and (ii) the minimum annual bonus target; provided, however, that the executive will only be eligible to receive the amounts in this clause (b), if he is (A) not “Retirement Eligible” at the time of the termination or resignation or (B) such Covered Termination occurs after a change in control or within six months prior to a change in control and it is reasonably demonstrated that such Covered Termination was in contemplation of the Change in Control during such six month period.

“Applicable multiple,” means one, in the event a termination or resignation occurs prior to a change in control of SBA (and such officer is not Retirement Eligible at such time), and two, in the event termination or resignation occurs on or after a change in control of SBA. Each of Messrs. Cavanagh’s, Bagwell’s and Hunt’s severance payment is payable in a lump sum.

Death or Disability. If the employment of Messrs. Stoops, Cavanagh, Bagwell or Hunt were terminated due to death or disability, such officer or his estate would receive an amount equal to the pro rata portion of the minimum annual bonus target for the period of service in the year in which the termination occurs. This amount is payable in a lump sum. Based on a termination due to death or disability on December 31, 2022, the pro rata bonus severance amount would have been $1,597,500 for Mr. Stoops, $680,000 for Mr. Cavanagh and $675,000 for each of Messrs. Bagwell and Hunt.

Impact of termination upon Change in Control. Upon the occurrence of a change in control, the term of each of the employment agreements would be extended (i) three years in the case of Mr. Stoops, and (ii) two years in the case of each of Messrs. Cavanagh, Bagwell and Hunt.

Benefit continuation. For each of Messrs. Cavanagh, Bagwell and Hunt, basic employee benefits such as medical, dental and life insurance, but excluding the supplemental medical reimbursement benefit, would be continued until the earlier of the applicable multiple of years from the date of Covered Termination or the date the officer becomes eligible for comparable benefits provided by a third party, unless such executive was Retirement Eligible at the time of such Covered Termination and it was not after a change in control.

Excise tax. The employment agreements of each of Messrs. Stoops, Cavanagh, Bagwell and Hunt do not provide for gross-up payments. Pursuant to the employment agreements of each of Messrs. Stoops, Cavanagh, Bagwell and Hunt, in the event that any payments made in connection with a termination of employment would be

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subject to the excise tax imposed by Section 4999 of the U.S. Internal Revenue Code, and if the reduction of the payments to an amount that would not be subject to the excise tax is greater than if the payment had not been reduced, then, subject to limitations, the payments would be reduced to such amount.

Acceleration of Vesting of Equity. In addition to the severance payments that would be payable under our existing employment agreements, our option and restricted stock unit agreements provide for either accelerated vesting or continued vesting under certain circumstances. Specifically, award agreements governing awards granted prior to 2018 are subject to accelerated vesting upon a change in control. However, in 2017, we amended our 2010 Performance and Equity Incentive Plan to require that all future grants of options and restricted stock units to officers be subject to “double-trigger” acceleration, and our 2020 Performance and Equity Incentive Plan requires the same. This means their vesting will only be accelerated after a change in control if the employment of such officers is terminated without cause or the officer resigns for good reason (1) within six months before such change in control, if the termination or resignation was in contemplation of the change in control, or (2) within twelve months after such change in control. Our CEO, Mr. Stoops, has voluntarily agreed to retroactively apply this “double-trigger” acceleration provision to all his outstanding equity awards. In addition, pursuant to our equity plan retirement policy, award agreements governing certain awards granted in 2018 or prior and all awards granted after January 1, 2019 provide for continued vesting to the extent the employee terminates his or her employment due to a qualified retirement. A qualified retirement is defined as an employee who, at the time of retirement, (i) is at least 55 years old, (ii) has worked for us for at least five years, (iii) the sum of his or her age and length of service is at least 70, and (iv) provides us with at least six months’ notice prior to such retirement. To receive qualified retirement treatment for awards following retirement, the employee must also comply with certain confidentiality, non-competition and other restrictive covenant agreements.

Mr. Silberstein does not have an employment agreement. Consequently, he will not receive any payments nor benefits upon a change in control; however, if he is terminated in connection with a change in control, Mr. Silberstein’s unvested equity (both the stock options and the restricted stock units) would accelerate. As of December 31, 2022, the value of this acceleration would be $7.7 million for Mr. Silberstein. The calculation of this acceleration is set forth in footnote 4 below.

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EXECUTIVE COMPENSATION  >  POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The estimated payments and benefits that would be provided to each of Messrs. Stoops, Cavanagh, Bagwell and Hunt, pursuant to their respective employment agreements, as a result of a termination for “good reason,” “without cause” or “death or disability” are set forth in the table below. Calculations for this table are based on the assumption that the termination for “good reason” or “without cause” took place on December 31, 2022.

Name and Type of Payment/Benefit	Termination for “good reason” or “without cause” not in connection with a Change in Control ($)(1)	Termination for “good reason” or “without cause” in connection with a Change in Control ($)
Jeffrey A. Stoops
Base salary	$—	$3,195,000
Reference Bonus(2)	—	5,330,250
Pro Rata Bonus(3)	1,597,500	1,597,500
Value of accelerated equity awards(4)	—	26,084,380
Reference Benefits Value	—	100,680

Total	1,597,500	36,307,810

Brendan T. Cavanagh
Base salary	$680,000	$1,360,000
Bonus	680,000	1,360,000
Pro Rata Bonus(3)	680,000	680,000
Value of accelerated equity awards(4)	—	9,933,262
Health/life insurance benefits	12,851	25,702

Total	2,052,851	13,358,964

Kurt L. Bagwell(5)
Base salary	$—	$1,350,000
Bonus	—	1,350,000
Pro Rata Bonus(3)	675,000	675,000
Value of accelerated equity awards(4)	—	10,110,343
Health/life insurance benefits	—	25,971

Total	675,000	13,511,314

Thomas P. Hunt(5)
Base salary	$—	$1,350,000
Bonus	—	1,350,000
Pro Rata Bonus(3)	675,000	675,000
Value of accelerated equity awards(4)	—	10,110,343
Health/life insurance benefits	—	19,912

Total	675,000	13,505,255

(1)

The employment agreements of Messrs. Stoops, Cavanagh, Bagwell and Hunt provide that, if at the time of a Covered Termination such executive officer is Retirement Eligible (and a change in control has not occurred), then such executive officer would not be entitled to receive the cash severance amount provided for in his employment agreement (other than a pro rata bonus) and would instead be eligible to continue vesting in his time-based and performance-based restricted stock units and stock options pursuant to the equity plan retirement policy. As of December 31, 2022, each of Messrs. Stoops, Bagwell and Hunt were Retirement Eligible pursuant to the equity plan retirement policy.

(2)

For purposes of the table, this amount reflects a payment equal to two times, in the event the termination occurs not in connection with a change in control, and three times, in the event the termination occurs in connection with a change in control, the amount equal to 100% of Mr. Stoops’ prior year annual bonus.

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(3)

For Messrs. Stoops, Cavanagh, Bagwell and Hunt, this amount was calculated based on their respective minimum annual bonus target for 2022, which was equal to 150%, 100%, 100% and 100% of each of Messrs. Stoops’, Cavanagh’s, Bagwell’s and Hunt’s base salary, respectively.

(4)

Represents the value of accelerated time-based and performance-based restricted stock units and stock options. The value of the accelerated restricted stock units is calculated by multiplying the closing price of SBA’s Class A common stock on December 30, 2022 ($280.31) by the number of unvested restricted stock units as of December 31, 2022 which, in the case of performance-based restricted stock units, assumes target performance. The number of restricted stock units that are earned upon a “double-trigger” accelerated vesting of performance-based restricted stock units is the greater of target or actual performance calculated in accordance with the award agreement. The value of the accelerated stock options reflects the excess of the market price of our Class A common stock on December 30, 2022 ($280.31) over the per share exercise price of any stock option which was unvested as of December 31, 2022. All options and restricted stock units granted to officers after 2017 provide for “double-trigger” accelerated vesting upon a change in control, as described above.

(5)

The retirement of each of Mr. Bagwell and Mr. Hunt at the end of 2022 was a qualified retirement, as defined in our equity plan retirement policy. Consequently, neither former executive received a severance payment in connection with his retirement.

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SECURITY OWNERSHIP

The table below shows the beneficial ownership as of March 24, 2023 of our Class A common stock held by each of the directors, nominees for director, named executive officers, all current directors and executive officers as a group and each person known to us to be the beneficial owner of more than 5% of our Class A common stock. As of March 24, 2023, we had 108,321,759 shares of Class A common stock outstanding.

Name	Number of Shares Beneficially Owned(1)		Percent of Class A Common Stock

Steven E. Bernstein	127,481	(2)	*

Jeffrey A. Stoops	1,057,362	(3)	1.0%

Kevin L. Beebe	22,095	(4)	*

Mary S. Chan	9,468	(5)	*

Duncan H. Cocroft	70,942	(6)	*

Jay L. Johnson	2,175	(7)	*

George R. Krouse, Jr.	9,572	(8)	*

Jack Langer	32,651	(9)	*

Fidelma Russo	6,914	(10)	*

Laurie Bowen	—		—

Amy E. Wilson	—		—

Kurt L. Bagwell	101,576	(11)	*

Brendan T. Cavanagh	166,852	(12)	*

Thomas P. Hunt	178,138	(13)	*

Jason V. Silberstein	147,348	(14)	*

All current directors and executive officers as a group (14 persons)	1,711,597	(15)	1.6%

BlackRock, Inc.	9,568,779	(16)	8.8%

The Vanguard Group	17,498,803	(17)	16.2%

* Less than 1% of outstanding shares.

Except as otherwise indicated, the address of each person named in this table is c/o SBA Communications Corporation, 8051 Congress Avenue, Boca Raton, Florida 33487.

(1)

In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person pursuant to options exercisable or restricted stock units that vest within 60 days after March 24, 2023 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

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(2)

This number includes (a) 102,390 shares owned by the Bernstein Limited Partnership II (“BLP II”), an entity controlled, in part, by Mr. Bernstein and (b) 10,000 shares owned by the Steven E. Bernstein Family Foundation Inc. (the “Bernstein Family Foundation”), a non-profit foundation for which Mr. Bernstein serves as a director. This number also includes an aggregate of 7,768 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 24, 2023. Mr. Bernstein has shared voting and investment power over 102,390 shares owned by BLP II. Mr. Bernstein disclaims beneficial ownership of those shares owned by BLP II except to the extent of his pecuniary interest in BLP II. Mr. Bernstein disclaims beneficial ownership of those shares of Class A common stock held by the Bernstein Family Foundation. This number also includes 102,390 shares of Class A common stock which are pledged or held in a margin account, which was in compliance, as of March 24, 2023, with SBA’s policy on pledging Class A common stock.

(3)

This number includes (a) an aggregate of 287,047 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 24, 2023, (b) an aggregate of 18,175 shares of Class A common stock held by four different trusts, each for the benefit of one of Mr. Stoops’ four children, and a trust for the benefit of Mr. Stoops’ current and future descendants, (c) 259,863 shares owned by Calculated Risk Partners, L.P., a Delaware limited partnership (“CRLP”), of which Mr. Stoops and his spouse control the general partner and (d) 83,668 shares owned by Calculated Risk SBA Holdings, LLC (“CRLLC”), of which Mr. Stoops and his spouse control the manager. Mr. Stoops disclaims beneficial ownership of the shares of Class A common stock held by the trusts, CRLP and CRLLC, except to the extent of his pecuniary interest in CRLP and CRLLC. This number also includes 571,989 shares of Class A common stock which are pledged or held in a margin account, which was in compliance, as of March 24, 2023, with SBA’s policy on pledging Class A common stock. Of these shares, Mr. Stoops shares voting and investment power with respect to 483,095 shares of Class A common stock with his spouse. This number also includes 139,564 shares of Class A common stock held by a non-profit foundation (the “Stoops Family Foundation”), for which Mr. Stoops serves as the President and one of the two directors and his spouse serves as the other director and therefore Mr. Stoops and his spouse share voting power with respect to these shares. Neither Mr. Stoops nor his spouse has any pecuniary interest in shares of Class A common stock held by the Stoops Family Foundation.

(4)	This number includes 7,768 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 24, 2023.

(5)	This number includes 5,460 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 24, 2023.

(6)

This number includes 5,460 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 24, 2023. This number also includes 63,482 shares of Class A common stock which are pledged or held in a margin account, which was in compliance, as of March 24, 2023, with SBA’s policy on pledging Class A common stock.

(7)	This number includes 2,175 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 24, 2023.

(8)	This number includes 1,072 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 24, 2023.

(9)

This number includes 7,768 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 24, 2023. This number also includes 19,846 shares of Class A common stock held by the Jack Langer 2012 Irrevocable Family Trust. The trustee of the trust is Mr. Langer’s spouse, with whom Mr. Langer shares voting power of such shares. Mr. Langer disclaims beneficial ownership of the securities held by the trust, except to the extent of his pecuniary interest therein.

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SECURITY OWNERSHIP

(10)	This number includes 6,571 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 24, 2023.

(11)

This number includes 44,006 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 24, 2023. This number also includes (a) 15,530 shares of Class A common stock held by a limited liability company of which Mr. Bagwell is the sole manager and whose revocable trust is the sole member and (b) 26 shares of Class A common stock held by a trust for the benefit of one of Mr. Bagwell’s children.

(12)

This number includes 105,953 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 24, 2023. This number also includes 19,052 shares of Class A common stock held by Cavanagh Investments, LLC (“CI LLC”) and 14,254 shares of Class A common stock held by Eagle SC LLC (“Eagle LLC”). Mr. Cavanagh and his spouse share voting power with respect to these shares. Mr. Cavanagh is the manager of CI LLC and a trust for the benefit of Mr. Cavanagh’s spouse owns all of the equity interests in CI LLC. Mr. Cavanagh disclaims beneficial ownership of the shares owned by CI LLC, except to the extent of his pecuniary interest therein. A trust for the benefit of Mr. Cavanagh owns 99% of Eagle LLC, and Mr. Cavanagh is the trustee of the trust. Mr. Cavanagh’s spouse is the manager of Eagle LLC.

(13)

This number includes 42,910 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 24, 2023. Mr. Hunt shares voting and investment power with respect to 135,228 shares of Class A common stock with his spouse.

(14)	This number includes 117,440 shares of Class A common stock issuable pursuant to options that are exercisable within 60 days after March 24, 2023.

(15)	This number includes 574,872 shares of Class A common stock issuable pursuant to options that are exercisable or restricted stock units that vest within 60 days after March 24, 2023.

(16)

According to the Schedule 13G filed on January 25, 2023, by BlackRock, Inc. (“BlackRock”), of the 9,568,779 shares of SBA’s Class A common stock beneficially owned, BlackRock has (a) sole voting power with respect to 8,767,455 shares, and (b) sole investment power with respect to all 9,568,779 shares. The principal business address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(17)

According to the Schedule 13G (Amendment No. 11) filed on February 9, 2023, by The Vanguard Group, Inc. (“Vanguard”), of the 17,498,803 shares of SBA’s Class A common stock beneficially owned, Vanguard has (a) sole voting power with respect to 0 shares, (b) sole investment power with respect to 17,004,775 shares, (c) shared voting power with respect to 203,487 shares and (d) shared investment power with respect to 494,028 shares. The principal business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

74  SBA Communications Corporation  |  2023 Proxy Statement

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Introduction

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. To execute this responsibility, the Audit Committee engages in a comprehensive evaluation of the independent registered public accounting firm’s qualifications, performance and independence and whether the independent registered public accounting firm should be rotated, and considers the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee of the Board of Directors has appointed EY to continue to serve as our independent registered public accounting firm for the 2023 fiscal year. EY has served as our independent registered public accounting firm since 2002. In accordance with SEC rules and EY policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit service to us. For lead and concurring review audit partners, the maximum number of consecutive years of service in that capacity is five years. The process for selection of our lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Audit Committee and with management.

The Audit Committee and the Board of Directors believe that the continued retention of EY as our independent registered public accounting firm is in the best interest of SBA and our shareholders, and we are asking our shareholders to ratify the selection of EY as our independent registered public accounting firm for 2022. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event our shareholders do not ratify the appointment, the appointment may be reconsidered by the Audit Committee. Ratification of the appointment of EY to serve as our independent registered public accounting firm for the 2023 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of EY for the 2023 fiscal year.

We expect a representative of EY to attend the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

In connection with the audit of our 2022 financial statements and internal control over financial reporting, we entered into an agreement with EY which sets forth the terms by which EY performed audit services for us.

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PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to EY

We were billed for professional services provided with respect to fiscal years 2021 and 2022 by EY in the amounts set forth in the following table.

Services Provided		2021		2022

Audit Fees(1)	$	3,662,000	$	3,830,057

Audit-Related Fees		—		—

Tax Fees(2)		503,200		435,000

All Other Fees		—		—

Total	$	4,165,200	$	4,265,057

(1)

These professional services included (1) fees associated with (a) the audit of our annual financial statements (Form 10-K), (b) reviews of our quarterly financial statements (Form 10-Qs), (c) the audit of SBA’s internal control over financial reporting in connection with SBA’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and (d) other statutory audits required for the years ended 2021 and 2022 and (2) $905,000 of fees in 2021 and $980,000 of fees in 2022 associated with (a) the preparation and review of our various documents relating to our tower securitizations in 2021 and 2022 and high yield debt offerings in 2021, including the preparation of comfort letters and (b) consents to our registration statements filed in 2021.

(2)	These professional services included fees associated with tax compliance services, including services relating to tax returns, of $410,000 for 2021 and $435,000 for 2022.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, the Audit Committee has responsibility for (1) appointing, (2) negotiating, (3) setting the compensation of and (4) overseeing the performance of the independent registered public accounting firm. The Audit Committee’s policy requires that the Audit Committee must approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has not implemented a policy or procedure which delegates the authority to approve, or pre-approve, audit or permitted non-audit services to be performed by EY. In connection with making any pre-approval decisions, the Audit Committee must consider whether the provision of such permitted non-audit services by EY is consistent with maintaining EY’s status as our independent auditors.

Consistent with these policies and procedures, the Audit Committee approved all of the services rendered by EY during fiscal year 2022, as described above.

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Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes of SBA on behalf of the Board of Directors. Management has primary responsibility for SBA’s financial statements, financial reporting process and internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of SBA’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of SBA, including SBA’s internal controls over financial reporting, and the audits of the financial statements of SBA.

During the course of 2022 and the first quarter of 2023, the Audit Committee regularly met and held discussions with management and the independent auditors. In the discussions related to SBA’s consolidated financial statements for fiscal year 2022, management represented to the Audit Committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements for fiscal year 2022, management’s annual report on internal control over financial reporting, the results of the independent auditor’s testing and the evaluation of SBA’s internal control over financial reporting and the independent auditor’s attestation report regarding management’s assessment of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of SBA’s financial statements for fiscal year 2022 is compatible with maintaining the independent auditors’ independence. The Audit Committee’s policy requires that the Audit Committee approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the written disclosures and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2022 be included in SBA’s Annual Report on Form 10-K, for filing with the SEC.

See the portion of this proxy statement titled “Corporate Governance—Board Committees” beginning on page 17 for information on the Audit Committee’s meetings in 2022.

The Audit Committee

Duncan H. Cocroft

Kevin L. Beebe

Jay L. Johnson

George R. Krouse, Jr.

Fidelma Russo

April 5, 2023

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PROPOSAL 2 – AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report above and the Compensation Committee Report above shall not be incorporated by reference into this proxy statement.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2023 fiscal year.

78  SBA Communications Corporation  |  2023 Proxy Statement

PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers. At the 2017 Annual Meeting, our shareholders voted in favor of holding our Say on Pay vote annually, which the Board subsequently approved. The next shareholder vote on the frequency of our advisory Say on Pay vote is expected to be held at our 2023 Annual Meeting.

We provide our shareholders with the opportunity to cast an annual advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany those tables. At the 2023 Annual Meeting, we are asking our shareholders to approve, on an advisory basis, the 2022 compensation of our named executive officers as disclosed in this proxy statement.

We encourage shareholders to review the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 37 to 46. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to incentivize and reward the creation of shareholder value. As is evidenced below, our Total Shareholder Return (“TSR”) exceeded the TSR of the 2022 Peer Group, which our Compensation Committee used to set executive compensation, for each of the three and five year periods ended December 31, 2022.

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our shareholders. This balance is evidenced by the following:

>

We seek to foster a pay-for-performance culture, with a significant portion of total direct compensation being performance-based and/or “at risk,” meaning that such portion be tied to, and vary with, our financial, operational and stock price performance, as well as individual performance. For 2022, 91% of our CEO’s target total compensation and an average of 85% of our other NEOs’ target total compensation was performance-based or equity-based;

>	Realized compensation for our executives is highly correlated to TSR;

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PROPOSAL 3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

>

We provide a balance of short-term and long-term compensation; our annual cash incentive bonus rewards the accomplishment of annual financial, operational and strategic goals, while our equity grants vest our executives’ financial interests in the long-term appreciation of our Class A common stock;

>	We have stock ownership guidelines that promote continued alignment of our executives’ interests with those of our shareholders and discourage excessive risk taking for short-term gains; and

>

We review and implement our executive compensation programs within a strong corporate governance environment, including a wholly-independent compensation consultant, independent legal counsel for our Compensation Committee and independent directors.

On the basis of the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure on pages 37 to 46 of this proxy statement, we are requesting that our shareholders vote on the following resolution:

RESOLVED, that the shareholders of SBA approve, on an advisory basis, the compensation of SBA’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in SBA’s 2023 Annual Meeting proxy statement.

Although this Say on Pay vote on executive compensation is non-binding, the Board and the Compensation Committee will review the results of the vote and will take into account the outcome of the vote when determining future executive compensation arrangements.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” adoption of the resolution approving the compensation of our named executive officers, as described in the Compensation Discussion and Analysis section.

80  SBA Communications Corporation  |  2023 Proxy Statement

PROPOSAL 4 – ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Act requires us to provide our shareholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference as to whether future advisory votes on the compensation of our named executive officers should occur every one, two or three years. You have the option to vote for any of the three options, or to abstain from casting a vote.

We are required to hold a vote on the frequency of Say on Pay proposals every six years. At our 2017 annual meeting, our shareholders voted to hold an advisory vote on our executive compensation program every year. Accordingly, we have submitted Say on Pay proposals on the compensation of our named executive officers at every subsequent annual meeting.

After careful consideration, our Board recommends that we continue to conduct an advisory vote on executive compensation annually. Our Board believes that a frequency of every year for the Say on Pay vote on executive compensation is the best approach for SBA and our shareholders. An annual advisory vote provides more frequent shareholder feedback to our Board and the Compensation Committee regarding our executive compensation programs and policies. Our Board and Compensation Committee intend to consider this advisory vote as part of the design of our executive compensation programs and communication of such programs to our shareholders.

If a majority of the votes cast do not favor one of the three frequencies, the frequency that receives the most votes will be considered to be the frequency favored by shareholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote for a frequency of “1 YEAR” for future non-binding shareholder votes on compensation of our named executive officers.

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OTHER COMPENSATION DISCLOSURE

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive “Compensation Actually Paid” (or “CAP”), as defined by SEC rules, and certain of our financial performance metrics. For further information concerning our variable pay-for-performance
philosophy and how we align executive compensation with our
performance
,
refer
to the “Compensation Discussion and Analysis” section of this proxy statement.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On:		Net Income (in thousands)	AFFO per Share
					Total Shareholder Return	Peer Group Total Shareholder Return
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$13,334,754	($4,794,761)	$5,207,307	($1,385,547)	$119.01	$100.87	$461,429	$12.25
2021	$9,995,179	$32,023,793	$3,949,044	$11,961,853	$163.70	$140.99	$237,624	$10.74
2020	$12,819,044	$26,154,495	$4,956,287	$9,750,582	$117.81	$105.39	$24,104	$9.43
Column (b)
. Reflects compensation amounts reported in the “Summary Compensation Table” or “SCT” for our CEO, Jeffrey A. Stoops, for the respective years shown.
Column (c)
. CAP for our CEO in each of 2022, 2021 and 2020 reflects the respective amounts set forth in column (b), adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in column (c) do not reflect the actual amount of compensation earned by or paid to our CEO during the applicable year. For information regarding decisions made by our Compensation Committee with respect to the CEO’s compensation for each fiscal year, please see the “Compensation Discussion and Analysis” section of this proxy statement and the proxy statements for the 2022 and 2021 annual meetings of shareholders.

Year	2020	2021	2022
CEO	Mr. Stoops	Mr. Stoops	Mr. Stoops
SCT Total Compensation ($)	12,819,044	9,995,179	13,334,754
Less: Stock and Option Award Values Reported in SCT for the Covered Year on Grant Date ($)	(10,198,671)	(7,172,549)	(9,901,690)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year at Year-End ($)	9,276,084	13,925,505	7,855,626
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	6,726,551	20,039,610	(11,218,937)
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	7,531,487	(4,763,952)	(4,864,514)
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year ($)	—	—	—
Compensation Actually Paid ($)	26,154,495	32,023,793	(4,794,761)

SBA Communications Corporation

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OTHER COMPENSATION DISCLOSURE
>  PAY VERSUS PERFORMANCE

Equity Valuations: For performance restricted stock unit awards, the grant date fair value of awards used for SCT calculations assumes target performance. To determine the year-end
fair values used in the CAP calculations, we have updated the performance expectations to reflect the latest performance estimates for unvested and outstanding awards at each fiscal year-end
date. For options awards, updated market input assumptions (stock price, risk free interest rate, volatility, expected term and future dividend yield expectations) have been used to determine the fair values of outstanding awards as of the identified vesting dates and the relevant fiscal year-end
dates using the Black-Scholes option pricing model.
Column (d)
. The following
non-CEO
named executive officers are included in the average figures shown for each covered year: Brendan T. Cavanagh, Kurt L. Bagwell, Thomas P. Hunt and Jason V. Silberstein.
Column (e)
. Average CAP for our
non-CEO
NEOs in each of 2022, 2021 and 2020 reflects the respective amounts set forth in column (d), adjusted as set forth in the table below, as determined in accordance with SEC rules. The dollar amounts reflected in column (e) do not reflect the actual amount of compensation earned by or paid to our non-CEO
NEOs during the applicable year. For information regarding the decisions made by our Compensation Committee with respect to the non-CEO
NEOs’ compensation for each fiscal year, please see the “Compensation Discussion and Analysis” section of this proxy statement and the proxy statements for the 2022 and 2021 annual meetings of shareholders.

Year	2020	2021	2022
Non-CEO NEOs	See column (d) note	See column (d) note	See column (d) note
SCT Total Compensation ($)	4,956,287	3,949,044	5,207,307
Less: Stock and Option Award Values Reported in SCT for the Covered Year ($)	(3,734,188)	(2,585,499)	(3,598,186)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year ($)	3,396,388	5,019,747	2,854,664
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	2,427,861	7,293,395	(4,086,208)
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	2,704,234	(1,714,834)	(1,763,124)
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year ($)	—	—	—
Compensation Actually Paid ($)	9,750,582	11,961,853	(1,385,547)
Equity Valuations: For performance restricted stock unit awards, the grant date fair value of awards used for SCT calculations assumes target performance. To determine the year-end
fair values used in the CAP calculations, we have updated the performance expectations to reflect the latest performance estimates for unvested and outstanding awards at each fiscal year-end
date. For options awards, updated market input assumptions (stock price, risk free interest rate, volatility, expected term and future dividend yield expectations) have been used to determine the fair values of outstanding awards as of the identified vesting dates and the relevant fiscal year-end
dates using the Black-Scholes option pricing model.
Column (f)
. For the relevant fiscal year, represents the cumulative total shareholder return (TSR) of SBA for the measurement periods ending on December 31 of each of 2022, 2021 and 2020, respectively.

SBA Communications Corporation

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OTHER COMPENSATION DISCLOSURE
>  PAY VERSUS PERFORMANCE

Column (g
). For the relevant fiscal year, represents the cumulative TSR of our Large Public Tower Company Peer Group for the measurement periods ending on December 31 of each of 2022, 2021 and 2020, respectively. The Large Public Tower Company Peer Group for each of 2022, 2021 and 2020 consisted of the following companies: American Tower Corporation and Crown Castle International Corp.
Column (h)
. Reflects “Net Income” in our consolidated income statements included in our Annual Reports on Form
10-K
for each of the years ended December 31, 2022, 2021 and 2020.
Column (i)
. Company-selected Measure is AFFO per Share, which is described below.
Relationship between Pay and Performance
. The graphs below reflect (1) the relationship of CAP to our CEO and other NEOs in 2020, 2021 and 2022 as compared to SBA’s TSR, our net income, and our AFFO per share, and (2) SBA’s one-year,
two-year
and three-year TSR as compared to the
one-year,
two-year
and three-year TSR of its Large Public Tower Company Peer Group.
CAP, as required under SEC rules, reflects adjusted values to unvested and vested equity awards during the years shown in the tables above based on year-end
stock prices, various accounting valuation assumptions, and projected performance modifiers but does not reflect actual amounts paid out for those awards. CAP generally fluctuates due to stock price achievement and varying levels of projected and actual achievement of performance goals. In 2022, CAP for both our CEO and the average of other NEOs is a negative number, reflecting the impact of the change in our stock price between December 31, 2021 and December 31, 2022 because of the significant portion of our executives’ compensation tied to equity with fair values based in part on stock price. For a discussion of how our Compensation Committee assessed our performance and our named executive officers’ pay each year, see “Compensation Discussion and Analysis” in this proxy statement and in the proxy statements for the 2022 and 2021 annual meetings of shareholders.

SBA Communications Corporation

|  2023 Proxy Statement

OTHER COMPENSATION DISCLOSURE
>  PAY VERSUS PERFORMANCE

SBA Communications Corporation

|  2023 Proxy Statement

OTHER COMPENSATION DISCLOSURE
>  PAY VERSUS PERFORMANCE

Listed below are the financial and
non-financial
performance measures which in our assessment represent the most important financial performance measures we used for 2022 to link CAP to our named executive officers to company performance.

Measure	Nature	Explanation

AFFO per Share	Financial measure
Non-GAAP
financial measure calculated as AFFO (Adjusted Funds From Operations) divided by the weighted number of shares outstanding, adjusted to include the dilutive effect of stock options and restricted stock units. AFFO is defined as net income (loss) plus real estate related depreciation, amortization and accretion, asset impairment and decommission costs, and adjustments for unconsolidated joint ventures, adjusted to remove the impact of non-cash
straight-line leasing revenue,
non-cash
straight-line ground lease expense,
non-cash
compensation, changes in the
non-cash
portion of our reported tax position,
non-real
estate related depreciation, amortization and accretion, amortization of deferred financing costs and debt discounts, loss from extinguishment of debt, net, other (income) and expense, acquisition and new business initiatives related adjustments and expenses, non-discretionary
cash capital expenditures, and adjustments for unconsolidated joint ventures. AFFO per Share is calculated on a constant currency basis utilizing exchange rates utilizing the budgeted exchange rates and exclude the impact of non-core
income and expenses.

Annualized Adjusted EBITDA	Financial measure
Non-GAAP
financial measure calculated as Adjusted EBITDA minus annual tower cash flow, plus four times tower cash flow for the fourth quarter. “Adjusted EBITDA” is defined as net income (loss) excluding the impact of interest expense, interest income, provision for or benefit from taxes, depreciation, accretion and amortization, asset impairment and decommission costs, non-cash
compensation, loss from extinguishment of debt, net, other (income) and expense, acquisition and new business initiatives related adjustments and expenses, non-cash
straight-line leasing revenue, and
non-cash
straight-line ground lease expense. Adjusted EBITDA excludes acquisition related costs which, pursuant to the adoption of new business combination accounting guidance, are expensed and included within operating expenses. Annualized Adjusted EBITDA is calculated on a constant currency basis utilizing exchange rates utilizing the budgeted exchange rates and exclude the impact of non-core
income and expenses.

Relative TSR	Financial measure	SBA’s TSR performance against the S&P 500 over a three-year period.

SBA Communications Corporation

|  2023 Proxy Statement

OTHER COMPENSATION DISCLOSURE  >  CEO PAY RATIO

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Jeffrey A. Stoops.

As of December 31, 2022, our employee population consisted of approximately 1,834 individuals working at SBA and its subsidiaries, of which approximately 1,209 are located in the United States and approximately 625 are located outside the United States.

In determining our pay ratio for 2022, we concluded that there have been no significant changes to our employee compensation arrangements or in our employee population that would significantly affect our pay ratio disclosure. We previously identified our median employee as of December 31, 2020, the last day of our 2020 fiscal year, by calculating the amount of annual total cash compensation paid to all of our employees (other than our CEO). We did not make any cost-of-living or other adjustments in identifying the median employee. However, we used a different median employee for 2022 because the median employee previously identified left SBA during 2022. As permitted by the SEC rules, the median employee used for 2022 is an employee whose compensation was substantially similar to the compensation of the previously identified median employee, based on the methodology used to select such previously identified median employee.

We calculated the 2022 total annual compensation of the new median employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $97,279.

Utilizing the same executive compensation rules, and consistent with the amount reported in the “Total” Column of our 2022 Summary Compensation Table in the Executive Compensation section above for our CEO, the annual total compensation of our CEO was $13,334,754. The resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 137 to 1. This ratio represents a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported.

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Q&A ABOUT VOTING

Q:	Who may vote at the Annual Meeting?

A:

You may vote all of the shares of our Class A common stock that you owned at the close of business on March 24, 2023, the record date. On the record date, there were 108,321,759 shares of our Class A common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of our Class A common stock held by you on all matters presented at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:

We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:

If your shares are registered directly in your name with SBA’s transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” with respect to those shares. If your shares are held by a brokerage firm, bank, trustee or other agent (“nominee”), you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability of Proxy Materials (“Notice”) has been forwarded to you by your nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following their instructions for voting by telephone or on the Internet or, if you specifically request a copy of the printed materials, you may use the voting instruction card included in such materials.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

Via Internet

By telephone

By mail, if you have received a paper copy of the proxy materials

In person at the meeting

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement and annual report online. You may also vote in person at the Annual Meeting.

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Q&A ABOUT VOTING

If you are a beneficial shareholder, you must follow the voting procedures of your nominee included with your proxy materials. If your shares are held by a nominee and you intend to vote at the meeting, please bring with you evidence of your ownership as of the record date (such as a letter from your nominee confirming your ownership or a bank or brokerage firm account statement).

Q:	What am I voting on?

A:	At the Annual Meeting you will be asked to vote on the following four proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal		Board Recommendations

Proposal 1:	To elect Steven E. Bernstein, Laurie Bowen and Amy E. Wilson as directors for a three-year term expiring at the 2026 Annual Meeting of Shareholders.	FOR each director nominee

Proposal 2:	To ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the 2023 fiscal year.	FOR

Proposal 3:	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as “Say on Pay.”	FOR

Proposal 4:	To approve, on an advisory basis, the frequency of future votes on compensation of our named executive officers, which we refer to as “Say on Frequency.”	1 YEAR

We will also consider other business that properly comes before the meeting in accordance with Florida law and our Bylaws.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Steven E. Bernstein and Jeffrey A. Stoops, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Florida law and our Bylaws.

Q:	What if I abstain on a proposal?

A:

If you sign and return your proxy marked “abstain” on any proposal, your shares will not be voted on that proposal. However, your shares will be counted for purposes of determining whether a quorum is present.

Q:	What is the required vote for approval of each of the proposals and what is the impact of abstentions?

A:

Proposal		Vote Required for Approval	Abstentions

Proposal 1:	Election of Directors	Majority of votes cast	No impact

Proposal 2:	Ratification of EY as Auditors	Majority of votes cast	No impact

Proposal 3:	Say on Pay	Majority of votes cast	No impact

Proposal 4:	Say on Frequency	Majority of votes cast for option	No impact

SBA Communications Corporation  |  2023 Proxy Statement  89

Q&A ABOUT VOTING

A proposal has received a majority of the votes cast if the votes cast “FOR” a proposal exceed the votes cast “AGAINST” a proposal. In addition, we intend to evaluate the advisory proposals, Proposals 3 and 4, using the same standard. Consequently, abstentions will have no impact on the results, as they are not counted as votes cast.

Q:	What is the effect of the advisory vote on Proposal 3 and Proposal 4?

A:

Proposals 3 and 4 are advisory votes. This means that while we ask shareholders to approve the resolutions regarding Say on Pay and Say on Frequency, these are not actions that require shareholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved. Abstentions are not counted as votes “FOR” or “AGAINST” this proposal. For the Say on Frequency proposal, if none of the options receive a majority vote, we will consider that the shareholders have recommended whichever option (one, two or three year) that receives the greatest number of votes cast. Although the vote on Proposals 3 and 4 are non-binding, our Board and the Compensation Committee will review the result of each vote and take it into account in making determinations concerning executive compensation and the frequency of such advisory votes.

Q:	What if I sign and return my proxy without making any selections?

A:

If you sign and return your proxy without making any selections, your shares will be voted “FOR” Proposals 1, 2 and 3 and “1 YEAR” for Proposal 4. If other matters properly come before the meeting, Steven E. Bernstein and Jeffrey A. Stoops will have the authority to vote on those matters for you at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the meeting other than those disclosed in this proxy statement.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:

If you are a beneficial shareholder and your shares are held in the name of a broker, the broker is bound by the rules of the New York Stock Exchange regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast with respect to a matter on which the nominee has expressly not voted.

The table below sets forth, for each proposal on the ballot, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the proposal.

Proposal		Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

Proposal 1:	Election of Directors	No	None

Proposal 2:	Ratification of EY as Auditors	Yes	Not Applicable

Proposal 3:	Say on Pay	No	None

Proposal 4:	Say on Frequency	No	None

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OTHER MATTERS

Q:	Can I change my vote after I have delivered my proxy?

A:

Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial shareholder, you must contact your nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Who can attend the Annual Meeting?

A:

Only shareholders and our invited guests are invited to attend the Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a broker or other nominee holds your shares and you plan to attend the meeting, you should bring a recent brokerage statement showing your ownership of the shares as of the record date, a letter from the broker confirming such ownership, and a form of personal identification.

We currently intend to hold the Annual Meeting in person. However, if it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include switching to a virtual meeting format, or changing the time, date or location of the Annual Meeting. Any such change will be announced via a press release, which will be available at our website, www.sbasite.com under Investor Relations, and filed as definitive additional soliciting materials with the SEC.

Q:	If I plan to attend the Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the Annual Meeting.

If you vote in advance and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record.

Beneficial shareholders who wish to vote in person must request a legal proxy from the broker or other nominee and bring that legal proxy to the Annual Meeting.

Q:	Where can I find voting results of the Annual Meeting?

A:	We will announce the results for the proposals voted upon at the Annual Meeting and publish final detailed voting results in a Form 8-K filed within four business days after the Annual Meeting.

Q:	Who should I call with other questions?

A:

If you have additional questions about this proxy statement or the meeting or would like additional copies of this proxy statement or our annual report, please contact: SBA Communications Corporation, 8051 Congress Avenue, Boca Raton, Florida 33487, Attention: Investor Relations, Telephone: (561) 995-7670.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and Nasdaq reports of ownership and changes in ownership of our Class A common stock. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

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OTHER MATTERS

Based on the review of copies of such reports furnished to us and written representations that no other reports were required, we believe that, during 2022, our executive officers, directors and greater than 10% beneficial owners timely complied with all Section 16(a) filing requirements applicable to them.

Shareholder Proposals and Director Nominations

Shareholder proposals and director nominations pursuant to the advance notice provision or proxy access provision in our Bylaws should be sent to SBA at the address set forth in the Notice. To be considered for inclusion in SBA’s proxy statement for the 2024 Annual Meeting of Shareholders, the deadline for submission of shareholder proposals, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is December 14, 2023. Additionally, pursuant to the advance notice provision in our Bylaws, SBA must receive notice of any shareholder proposal or nomination for election as director to be submitted at the 2024 Annual Meeting of Shareholders, but not required to be included in our proxy statement, no earlier than December 27, 2023 and no later than January 26, 2024. Our Bylaws and Annex B of the NCG Committee charter set forth the information that is required in a written notice of a shareholder proposal. Eligible shareholders who do not seek to use the advance notice provision for nomination of directors in Article I, Section 19 of our Bylaws, but who instead intend to nominate a person for election as director under the proxy access provision in our Bylaws, must comply with the provisions of and provide notice to us in accordance with Article I, Section 20 of our Bylaws. We must receive the required notice and information specified in Article I, Section 20 no later than December 14, 2023. The persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

Shareholders providing notice to SBA under the SEC’s Rule 14a-19 who intend to solicit proxies in support of nominees submitted under the advance notice provision of our Bylaws for the 2024 Annual Meeting of Shareholders must comply with the advance notice deadline set forth above, the requirements of our Bylaws and include the additional information required by Rule 14a-19(b)(2) and (3).

List of Shareholders Entitled to Vote at the Annual Meeting

The names of shareholders of record entitled to vote at the Annual Meeting will be available at our corporate office for a period of 10 days prior to the Annual Meeting and continuing through the Annual Meeting.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our stock and obtaining the proxies of those owners.

Communication with SBA’s Board of Directors

Shareholders may communicate with the Board of Directors by directing their communications in a hard copy (i.e., non-electronic) written form to the attention of one or more members of the Board of Directors, or to the Board of Directors collectively, at our corporate office located at 8051 Congress Avenue, Boca Raton, Florida 33487. A shareholder communication must include a statement that the author of such communication is a beneficial or record owner of shares of Class A common stock of SBA. Our Corporate Secretary will review all communications meeting the requirements discussed above and will remove any communications relating to (1) the purchase or sale of products or services, (2) communications from landlords relating to our obligations or the obligations of one of our subsidiaries under a lease, (3) communications from tenants relating to our obligations or the obligations of one of our subsidiaries

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OTHER MATTERS

under a lease, (4) communications from suppliers or vendors relating to our obligations or the obligations of one of our subsidiaries to such supplier or vendor, (5) communications from opposing parties relating to pending or threatened legal or administrative proceedings regarding matters not related to securities law matters or fiduciary duty matters, and (6) any other communications that the Corporate Secretary deems, in his or her reasonable discretion, unrelated to the business of SBA. The Corporate Secretary will compile all communications not removed in accordance with the procedure described above and will distribute such qualifying communications to the intended recipient(s). A copy of any qualifying communications that relate to our accounting and auditing practices will also be sent directly to the Chair of the Audit Committee, whether or not it was directed to such person.

Available Information

We maintain an internet website at www.sbasite.com. Copies of the Committee charters of each of the Audit Committee, Compensation Committee and NCG Committee, together with certain other corporate governance materials, including our Code of Ethics and Code of Conduct, can be found under the Investor Relations—Corporate Governance section of our website at www.sbasite.com, and such information is also available in print to any shareholder who requests it through our Investor Relations department at the address below.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2022 Form 10-K as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investor Relations—Corporate Governance section of our internet website at www.sbasite.com. A request for a copy of such report should be directed to SBA Communications Corporation, 8051 Congress Avenue, Boca Raton, Florida 33487, Attention: Investor Relations. A copy of any exhibit to the 2022 Form 10-K will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about April 12, 2023. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact our transfer agent, Computershare Trust Company, N.A. in writing: P.O. Box 505000, Louisville, KY 40233-5000, or by telephone: in the U.S., (877) 282-1168; outside the U.S., (781) 575-4706.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Computershare as indicated above. Beneficial shareholders can request information about householding from their nominee.

SBA Communications Corporation  |  2023 Proxy Statement  93

APPENDIX A – GAAP TO NON-GAAP RECONCILIATIONS

GAAP to Non-GAAP Reconciliations

For more information regarding the measures included in this Appendix A, please see our Current Report on Form 8-K dated February 21, 2023.

Tower Cash Flow and Tower Cash Flow Margin

We believe that Tower Cash Flow and Tower Cash Flow Margin are indicators of the performance of our site leasing operations. The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement.

	For the year ended December 31,

	2018	2019	2020	2021	2022

	(in thousands)

Site leasing revenue	$1,740,434	$1,860,858	$1,954,472	$2,104,087	$2,336,575

Non-cash straight-line leasing revenue	(18,643)	(12,368)	(3,475)	(30,117)	(38,675)

Cash site leasing revenue	1,721,791	1,848,490	1,950,997	2,073,970	2,297,900

Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(372,296)	(373,951)	(373,778)	(386,391)	(445,685)

Non-cash straight-line ground lease expense	26,212	19,944	13,954	7,766	2,653

Tower Cash Flow	$1,375,707	$1,494,483	$1,591,173	$1,695,345	$1,854,868

Tower Cash Flow Margin	79.9%	80.8%	81.6%	81.7%	80.7%

SBA Communications Corporation  |  2023 Proxy Statement  A-1

APPENDIX A – GAAP TO NON-GAAP RECONCILIATIONS

Adjusted EBITDA, Annualized Adjusted EBITDA and Annualized Adjusted EBITDA Margin

We believe that Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin are useful indicators of the financial performance of our core businesses. The tables below set forth the reconciliation of Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA margin to their most comparable GAAP measurement.

Adjusted EBITDA

	For the year ended December 31,

	2018	2019	2020	2021	2022

	(in thousands)

Net income	$47,451	$147,284	$24,047	$237,624	$459,799

Non-cash straight-line leasing revenue	(18,643)	(12,368)	(3,475)	(30,117)	(38,675)

Non-cash straight-line ground lease expense	26,212	19,944	13,955	7,766	2,653

Non-cash compensation	42,327	73,214	68,890	84,402	99,909

Loss from extinguishment of debt, net	14,443	457	19,463	39,502	437

Other expense (income)	85,624	(14,053)	222,159	74,284	(10,467)

Acquisition and new business initiatives related adjustments and expenses	10,961	15,228	16,582	27,621	26,807

Asset impairment and decommission costs	27,134	33,103	40,097	33,044	43,160

Interest income	(6,731)	(5,500)	(2,981)	(3,448)	(10,133)

Total interest expense (1)	399,146	415,695	412,802	419,593	419,728

Depreciation, accretion and amortization	672,113	697,078	721,970	700,161	707,576

Provision (benefit) for taxes (2)	5,035	40,548	(40,895)	15,847	68,183

Adjusted EBITDA	$1,305,072	$1,410,630	$1,492,614	$1,606,279	$1,768,977

(1)	Interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.

(2)	These amounts include franchise and gross receipt taxes which are reflected in selling, general, and administrative expenses on the Consolidated Statement of Operations for the applicable year.

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APPENDIX A – GAAP TO NON-GAAP RECONCILIATIONS

Annualized Adjusted EBITDA

	For the quarter ended

	12/31/2018	12/31/2019	12/31/2020	12/31/2021	12/31/2022

	(in thousands)

Net income	$57,152	$67,556	$106,185	$48,902	$102,580

Non-cash straight-line leasing revenue	(2,953)	(3,023)	(152)	(9,630)	(9,133)

Non-cash straight-line ground lease expense	5,884	4,064	3,053	1,383	401

Non-cash compensation	10,187	12,581	16,975	25,227	25,769

Loss from extinguishment of debt, net	—	—	—	25,829	437

Other (income) / expense	(24,550)	(35,349)	(77,986)	24,892	(8,207)

Acquisition and new business initiatives related adjustments and expenses	1,789	5,559	4,024	10,095	8,031

Asset impairment and decommission costs	4,356	9,472	10,994	14,484	17,596

Interest income	(1,760)	(808)	(641)	(1,324)	(3,255)

Total interest expense	103,601	105,727	103,195	99,631	116,861

Depreciation, accretion and amortization	169,454	179,487	180,383	169,895	183,036

Provision for taxes	16,105	17,127	34,566	(331)	26,604

Adjusted EBITDA	$339,265	$362,393	$380,596	$409,053	$460,720

Annualized Adjusted EBITDA	$1,357,060	$1,449,572	$1,522,384	$1,636,212	$1,842,880

Annualized Adjusted EBITDA Margin

	For the quarter ended

	12/31/2018	12/31/2019	12/31/2020	12/31/2021	12/31/2022

	(in thousands)

Annualized Adjusted EBITDA	$1,357,060	$1,449,572	$1,522,384	$1,636,212	$1,842,880

Total revenues for three months ended	483,849	513,659	535,905	595,262	686,094

Non-cash straight-line leasing revenue for three months ended	(2,953)	(3,023)	(152)	(9,630)	(9,133)

Cash site leasing revenue for three months ended	480,896	510,636	535,753	585,632	676,961

Annualized Adjusted EBITDA Margin	70.5%	71.0%	71.0%	69.8%	68.1%

SBA Communications Corporation  |  2023 Proxy Statement  A-3

APPENDIX A – GAAP TO NON-GAAP RECONCILIATIONS

Funds From Operations, Adjusted Funds From Operations and Adjusted Funds From Operations per Share

We believe that FFO, AFFO, and AFFO per share provide investors useful indicators of the financial performance of our core business. The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement.

	For the year ended December 31,

	2018	2019	2020	2021	2022

	(in thousands)

Net income	$47,451	$147,284	$24,047	$237,624	$459,799

Real estate related depreciation, amortization and accretion	668,668	692,718	717,728	696,020	702,937

Asset impairment and decommission costs(1)	27,134	33,103	40,097	33,044	43,160

Adjustments for unconsolidated joint ventures(2)	1,835	2,365	—	—	—

FFO	$745,088	$875,470	$781,872	$966,688	$1,205,896

Adjustments to FFO:

Non-cash straight-line leasing revenue	(18,643)	(12,367)	(3,475)	(30,117)	(38,675)

Non-cash straight-line ground lease expense	26,212	19,943	13,955	7,766	2,653

Non-cash compensation	42,327	73,214	68,890	84,402	99,909

Adjustment for non-cash portion of tax provision(3)	(15,287)	15,936	(63,188)	(8,510)	32,901

Non-real estate related depreciation, amortization and accretion	3,444	4,358	4,242	4,141	4,639

Amortization of deferred financing costs and debt discounts	22,929	25,660	44,927	66,674	65,944

Loss from extinguishment of debt, net	14,443	457	19,463	39,502	437

Other expense (income)	85,624	(14,052)	222,159	74,284	(10,467)

Acquisition and new business initiatives related adjustments and expenses	10,961	15,227	16,582	27,621	26,807

Non-discretionary cash capital expenditures	(34,887)	(34,472)	(35,490)	(39,389)	(50,327)

Adjustments for unconsolidated joint ventures(2)	2,302	3,040	—	—	—

AFFO	$884,513	$972,414	$1,069,937	$1,193,062	$1,339,717

Weighted average number of common shares(4)	116,515	114,694	113,465	111,177	109,386

AFFO per share	$7.59	$8.48	$9.43	$10.74	$12.25

(1)	Prior year amounts have been reclassed to conform to the current year presentation.

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APPENDIX A – GAAP TO NON-GAAP RECONCILIATIONS

(2)

Adjustments for unconsolidated joint ventures represent (a) with respect to the calculation of FFO, that portion of the joint ventures’ depreciation, amortization and accretion to the extent included in our net income and (b) with respect to the calculation of AFFO, that portion of the joint ventures’ straight-line leasing revenue and ground lease expense, other (income) expense and acquisition and new business initiatives related adjustments and expenses, in each case to the extent included in our net income.

(3)	Removes the non-cash portion of the tax provision for the period specified.

(4)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Return on Invested Capital

We believe that Return on Invested Capital (“ROIC”) is useful to investors as a measure of the effectiveness of the use of capital in our operations. The table below sets forth the reconciliation of ROIC.

	For the quarter ended December 31,

	2018	2019	2020	2021	2022

	(in thousands)

Annualized Adjusted EBITDA	$1,357,060	$1,449,572	$1,522,384	$1,636,212	$1,842,880

Less: Annualized cash taxes	(13,868)	(28,712)	(18,596)	(21,872)	(36,944)

Numerator	$1,343,192	$1,420,860	$1,503,788	$1,614,340	$1,805,936

Historical Gross Property and Equipment(1)	6,227,133	6,532,617	6,783,826	6,997,330	7,435,070

Historical Gross Intangibles(1)	6,812,456	7,528,264	7,747,026	8,854,284	9,816,033

Denominator	$13,039,589	$14,060,881	$14,530,852	$15,851,614	$17,251,103

Return on Invested Capital	10.3%	10.1%	10.3%	10.2%	10.5%

(1)	Calculated using historical foreign currency exchange rates in effect at date of investment and excludes any impairment charges

SBA Communications Corporation  |  2023 Proxy Statement  A-5

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 P.M., Eastern Time, on May 24, 2023.
Online Go to www.envisionreports.com/SBAC or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. ☒ Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SBAC

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

A	Proposals – The Board of Directors recommends a vote FOR all the director nominees listed in Proposal 1, FOR Proposals 2 and 3 and for the option of 1 YEAR in Proposal 4.											+

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01- Steven E. Bernstein*	☐	☐	☐	02 - Laurie Bowen*	☐	☐	☐	03 - Amy E. Wilson*	☐	☐	☐
*For a three-year term expiring at the 2026 Annual Meeting
					For Against Abstain					For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as SBA’s independent registered public accounting firm for the 2023 fiscal year.				☐ ☐ ☐	3. Approval, on an advisory basis, of the compensation of SBA’s named executive officers.				☐	☐	☐
1 Year 2 Years 3 Years Abstain
4.	Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of SBA’s named executive officers.				☐ ☐ ☐ ☐	Note:	Such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

SBA Communications Corporation

Notice of 2023 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – May 25, 2023

The undersigned shareholder acknowledges receipt of the Notice of Internet Availability of Proxy Materials and hereby appoints Steven E. Bernstein and Jeffrey A. Stoops, or either of them, proxies for the undersigned, each with full power of substitution, to vote all of the undersigned’s shares of Class A common stock of SBA Communications Corporation (“SBA”) at the Annual Meeting of Shareholders to be held at SBA’s corporate office, 8051 Congress Avenue, Boca Raton, Florida 33487 on Thursday, May 25, 2023 at 10:00 a.m., local time, and at any postponement or adjournment thereof.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE DIRECTOR NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2 AND PROPOSAL 3 AND FOR THE OPTION OF “1 YEAR” IN PROPOSAL 4. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

Your Internet or telephone proxy submission authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you submit your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To submit a proxy by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

SBA’s proxy statement and annual report are available online at www.edocumentview.com/SBAC.

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.